UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ______ )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

TANGER FACTORY OUTLET CENTERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlets.com
NYSE: SKT

E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 16, 2014

Dear Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2014 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 16, 2014 at 10 o'clock a.m. at the Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010 for the following purposes:

1.	To elect the seven directors named in the attached Proxy Statement for a term of office expiring at the 2015 annual meeting of shareholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on a non-binding basis, named executive officer compensation;

4.	To approve the 2014 amended and restated Incentive Award Plan; and

5.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 19, 2014 will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof.  Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person.  Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope.  This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary

April 4, 2014

[THIS PAGE INTENTIONALLY LEFT BLANK]

2014 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider, and the Proxy Statement should be read in its entirety before voting.

2013 Business Highlights

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2013, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

•	For the year ended 2013, our adjusted Funds from Operations ("FFO")* increased 14.6% as compared to the prior year.

•	Our same-center net operating income ("NOI")* within our consolidated portfolio grew 4.3% in 2013, marking the 36th consecutive quarter of growth in same-center NOI.

•	Our year end 2013 occupancy rate within our consolidated portfolio was 98.9%, marking the 33rd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 4, 2013, we increased our cash dividend from $0.210 to $0.225 representing the 20th consecutive year of increased cash dividends.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 2.8% with the development of one new property in the United States and the acquisition of a controlling interest in a property previously held in one of our unconsolidated joint ventures.

•
We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. Accordingly, over the past ten years a $100 investment in the Company on January 1, 2004 would have increased to $465 on December 31, 2013 and would have outperformed an investment in the SNL US Equity REIT Index by 193%, the SNL US Retail REIT Index by 190% and the Russell 3000 by 217% over the same period.

2013 Executive Compensation Highlights
The Company believes that our current executive compensation program represents a balanced, pay-for-performance structure that includes the following key features:

•
At our May 2013 annual meeting, the vast majority of our shareholders voted to approve our “2013 say-on-pay vote,” with over 88% of the votes cast in favor of the proposal. Following this strongly positive vote, we continue to proactively monitor and review our compensation program in an effort to maintain a compensation program that includes best practices and directly ties pay to performance.

•
In February 2013, we adopted new corporate governance-related compensation policies relating to the recoupment of incentive compensation in the event of a material accounting restatement (“clawback” policy) and the restriction of directors and executive officers from engaging in any transaction that might allow them to gain from declines in the Company’s securities (“anti-hedging” policy). Also, in 2013, the restricted Common Shares granted to certain named executive officers included a mandatory holding period under which the executives cannot sell their vested shares for an additional three years following the vesting date.

•	Our executive compensation package is heavily weighted towards performance-based compensation and represented 85% of our Chief Executive Officer's 2013 total compensation.

•	For 2013, the Chief Executive Officer's total direct compensation increased by 4.3% year-over-year.

* For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014 beginning on page 54.

TANGER FACTORY OUTLET CENTERS, INC.
3200 NORTHLINE AVENUE, SUITE 360
GREENSBORO, NORTH CAROLINA 27408
PHONE:  336-292-3010
E-MAIL:  tangermail@tangeroutlets.com
NYSE: SKT

E-MAIL:  tangermail@tangeroutlet.com
NYSE: SKT

____________

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

to be held on May 16, 2014

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 16, 2014.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 16, 2014, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership.  We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”).  Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership.  Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.  The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2013 (referred to as the “Annual Report”) over the internet.  Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice.  In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 4, 2014.

Date, Time and Place

We will hold the meeting on Friday, May 16, 2014 at 10 o'clock a.m. at the Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010, subject to any continuation(s), postponement(s) or adjournment(s).

Who Can Vote; Votes per share

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 19, 2014, are entitled to attend and vote on all proposals at the meeting.  Each Common Share entitles the holder thereof to one vote.  At the close of business on March 19, 2014, Common Shares totaling 94,845,714 were issued and outstanding. In addition, at the close of business on March 19, 2014, units of partnership interest in the Operating Partnership which may be exchanged for Common Shares of the Company totaled 5,123,512 units. Units of partnership interest are not entitled to vote at this meeting.

How to Vote

Shareholder of Record—granting a proxy

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy.

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

•	FOR the election of each of the seven individuals named in this Proxy Statement to serve as directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	FOR the approval, on a non-binding basis, of the compensation of our named executive officers; and

•	FOR the approval of the 2014 amended and restated Incentive Award Plan.

 Beneficial Owner—voting instructions

If  your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record.  You are considered the beneficial owner of shares held in street name.  If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee.  Please refer to the voting instructions provided by your account manager. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, the approval, on a non-binding basis, of the compensation of our named executive officers and the approval of the 2014 amended and restated Incentive Award Plan.  Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote.  Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so when you have not provided instructions on that matter.

Quorum and Voting Requirements

Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting.  In uncontested elections, Directors will be elected if the votes cast for the nominee's election exceed the votes cast against the nominee's election by the Common Shares entitled to vote in the election, provided that a quorum is present. In addition, Proposals #2, #3 and #4 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals #2, #3 and #4. Any other proposal to come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.

Revocation of Proxies

You may revoke your proxy at any time before it is voted.  If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

•	by signing and submitting a new proxy card;

•	by submitting new votes through internet or telephone voting;

•	by delivering to the Secretary of the Company written instructions revoking your proxy; or

•	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting.  If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

Proxy Solicitation

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares.  If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur.  We have retained the services of Georgeson Inc. to assist us in the solicitation of proxies for a fee of $6,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders.  Our Board currently has eight directors.  Mr. Jack Africk, who has served on our Board since our initial public offering in 1993 and served as our Interim Non-Executive Chairman or Non-Executive Chairman of the Board from September 1, 2009 through December 31, 2012, is not standing for re-election at the meeting and will become Director Emeritus for the remainder of 2014 (please see "Director Compensation" below for more information). The Board has nominated seven director candidates for election to the Board at the meeting. Each of the seven nominees for director designated below is presently a director of the Company.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve for any reason, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees, unless the number of directors constituting the full Board is reduced.   The terms of all of our directors expire at the next annual meeting of shareholders or until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proposal.

 Board Diversity and Nominee Qualifications

The Board prefers a mix of backgrounds and experience among its members.  We do not follow any ratio or formula to determine the appropriate mix.  Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, public companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them has experience in serving as an executive officer or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

Information Regarding Nominees (as of March 1, 2014)

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
William G. Benton	68
Non-Executive Chairman of the Board since January 1, 2013 and Director of the Company since June 4, 1993.  Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982.  Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

Mr. Benton has over 20 years of experience on our Board and has an extensive knowledge of our Company.  As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

Bridget Ryan Berman	53
Director of the Company since January 1, 2009.  Chief Executive Officer of Victoria's Secret Direct, LLC, the online and catalogue division of Victoria's Secret, a specialty retailer of women's intimates, beauty, apparel and accessories, since November 2011. From 2007 to 2011, Ms. Berman was an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.  Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

Ms. Berman has over 31 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world.  Ms. Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

Donald G. Drapkin	66
Director of the Company since March 3, 2011. Founder and Chairman of Casablanca Capital, LLC since 2010. Vice Chairman of Lazard International, a global advisory investment bank, and Chairman of Lazard's Investment Committee from 2007 to 2010. Vice Chairman of MacAndrews & Forbes Holdings, Inc., a holding company with interests in a diversified portfolio of public and private companies, and various of its affiliates from 1987 to 2007. Previously a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP. Mr. Drapkin is also a member of the American Bar Association and the New York City Bar Association.

Mr. Drapkin has demonstrated knowledge of highly sophisticated securities transactions, which he garnered over his 30 plus years of collective executive, management and legal expertise and which the Board expects will be valuable to the Company when it considers financing options and the deployment of its capital.

Thomas J. Reddin	53
Director of the Company since July 26, 2010. Managing Partner and Owner of Red Dog Ventures since 2009, a venture capital and management consulting firm. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of Lending Tree.com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995. Mr. Reddin has served on the Board of Directors of Premier Farnell plc since September 2010, Deluxe Corporation since February 2014, and previously served on the Board of Directors of Valassis Communications Inc. from July 2010 to February 2014 and R.H. Donnelley from July 2007 to January 2010.

Mr. Reddin has over 30 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables to him to provide invaluable insights into helping the Company elevate its brand.

Name	Age	Present Principal Occupation or Employment and Five-Year Employment History
Thomas E. Robinson	66
Director of the Company since January 21, 1994.  Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus and Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc.  Mr. Robinson has also been a director/trustee of FIrst Potomac Realty Trust since July, 2013, a director of BRE Properties, Inc. since 2007 and was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006.  He is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”).  In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

Mr. Robinson has 20 years of experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities.  His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

Allan L. Schuman	79
Director of the Company since August 23, 2004.  Chairman of the Board of Ecolab, Inc., a provider of cleaning, food, safety and health protections products, from January 2000 to May 2006.  President and Chief Executive Officer of Ecolab from March 1995 to July 2004 and President and Chief Operating Officer from August 1992 to March 1995. Chairman of the Board, since 2008, and Director, since 2001, of The Schwan Food Company.

As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

Steven B. Tanger	65
Director of the Company since May 13, 1993.  President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994. Mr. Tanger has served on the Board of Directors of The Fresh Market, Inc. since June 2012.

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company's founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 37 consolidated and 7 partially owned outlet centers comprising over 13.3 million square feet. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

Vote Required.  The nominees will be elected if votes cast for each nominee's election exceed the votes cast against each nominee's election, provided that a quorum is present.  Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. Each nominee who was approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card is standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and every member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. Our Board has affirmatively determined that the following nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: William G. Benton, Bridget Ryan Berman, Donald G. Drapkin, Thomas J. Reddin, Thomas E. Robinson and Allan L. Schuman.  We presently have eight directors, including these six independent directors and Mr. Africk, an independent director who will not be standing for re-election at the meeting. In determining the independence of our directors, our Board of Directors considered that Mr. Reddin was a director of Valassis Communications, Inc., which is a long-standing vendor of ours, from July 2010 to February 2014. Our Board considered the dollar value of our transactions with Valassis Communications, Inc. and the nature of the relationship and determined that the relationship did not impair Mr. Reddin's independence.

Board Leadership Structure and Risk Oversight

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We operate under a board leadership structure with separate roles for our Chief Executive Officer (referred to as the "CEO") and Non-Executive Chairman of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Non-Executive Chairman to manage the Board.  Accordingly, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. William G. Benton serving as Non-Executive Chairman of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility.  The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks.  The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.  While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company's risks affects the Board's leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

Attendance at Board Meetings

The Board held six regular meetings during 2013.  Each of the incumbent directors in office during 2013 attended at least 75% of the meetings held during 2013. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders.  All persons serving as our directors at that time, except for Mr. Africk and Ms. Berman, attended the 2013 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Non-Executive Chairman of the Board presides at all executive sessions at which he is in attendance.  In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but independent directors should meet in executive session at least once per year.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities.  The current committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on "INVESTOR RELATIONS", then "CORPORATE OVERVIEW" and then "GOVERNANCE DOCUMENTS".

In October 2013, the Compensation Committee assumed the separate responsibilities of the Share and Unit Option Committee, whose primary role was to administer the Company's Incentive Award Plan. We dissolved the Share and Unit Option Committee in October 2013.

The table below shows current membership for each of the standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jack Africk	Jack Africk	William G. Benton
William G. Benton	William G. Benton	Bridget Ryan Berman
Donald G. Drapkin	Bridget Ryan Berman (Chair)	Thomas J. Reddin
Thomas J. Reddin (Chair)	Thomas J. Reddin	Thomas E. Robinson (Chair)
Thomas E. Robinson	Thomas E. Robinson
Allan L. Schuman

Audit Committee.  The Board has established an Audit Committee consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Exchange Act Rule 10A-3.  The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants.  The Audit Committee is also charged with discussing with management the Company's policies with respect to risk assessment and risk management, the Company's significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K.  During 2013, there were five meetings of the Audit Committee.

Compensation Committee.  The Board has established a Compensation Committee consisting of six of our independent directors, each of whom meets the NYSE’s heightened standard for compensation committee membership.  The Compensation Committee’s responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determining compensation for our CEO. The Compensation Committee is also responsible for making recommendations to the Board with respect to the compensation of other executive officers and directors. In addition, in connection with the dissolution of the Share and Unit Option Committee in October 2013, the Compensation Committee assumed its responsibilities which include administration of our Incentive Award Plan. This plan provides for the issuance of equity-based awards to the Company’s employees and directors. The Compensation Committee selects the employees to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards. In addition, to the extent the amended and restated Incentive Award Plan is approved by shareholders, the plan will provide for the issuance of equity-based awards to certain Company consultants and the Compensation Committee will select the consultants to whom equity-based awards under the amended and restated Incentive Award Plan will be granted and establishes the terms and conditions of the awards. During 2013, there were three meetings of the Compensation Committee and one meeting of the Share and Unit Option Committee.

Nominating and Corporate Governance Committee.  The Board has established a Nominating and Corporate Governance Committee consisting of four of our independent directors.  The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics.  It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters—Shareholder Proposals and Nominations for the 2014 Annual Meeting of Shareholders—Shareholder Suggestions for Director Nominations” in this Proxy Statement.  Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2013, there was one meeting of the Nominating and Corporate Governance Committee.

Communications with Directors

Any shareholder or interested party is welcome to communicate with our Non-Executive Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Non-Executive Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.  All communications, except for marketing and advertising materials, are forwarded directly to our directors.

Compensation of Directors

The annual compensation to the non-employee directors for 2013 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, compensation consultants engaged by the Compensation Committee. During 2013, our non-employee directors were paid annual compensation of $50,000.  In addition, the Non-Executive Chairman of the Board was paid an additional annual fee of $50,000, the chairs of the Audit and Compensation Committees were each paid an annual fee of $25,000, and the chairs of the Nominating and Corporate Governance and Share and Unit Option Committees were each paid an annual fee of $15,000.  If a new director is appointed to the Board, or if a presiding director is appointed chairman of a committee, during the calendar year, the retainer fees and committee fees are prorated based on the effective date of his or her appointment. The Board concluded that the annual compensation and committee chair fees payable to the non-employee directors for 2014 remain the same as 2013, except no chair fees will be paid with respect to the former Share and Unit Option Committee which was dissolved in October 2013.

Our CEO who is also a director will not be paid any director fees for his services as a director of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. The Board approved to each non-employee director an award of 5,000 restricted Common Shares during each of years 2014, 2013 and 2012.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Accordingly, effective July 29, 2008, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors.  Non-employee directors are required to hold 5,000 Common Shares within 3 years of July 29, 2008 or of their election to the Board. In addition, in 2012, the Company established the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) under which non-employee directors may elect to receive all or a portion of his or her cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2013, one non-employee director participated in the Director Deferred Share Program.

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2013:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid In cash	Share Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Jack Africk	2013	$50,000	$180,250	---	$7,799	$238,049
William G. Benton	2013	100,000	180,250	---	7,799	288,049
Bridget Ryan Berman	2013	75,000	180,250	---	7,799	263,049
Donald G. Drapkin (4)	2013	50,000	180,250	---	7,799	238,049
Thomas J. Reddin	2013	75,000	180,250	---	7,799	263,049
Thomas E. Robinson	2013	65,000	180,250	---	7,799	253,049
Allan L. Schuman	2013	65,000	180,250	---	7,799	253,049

(1)
The amounts in this column represent the grant date fair value of restricted Common Shares awards granted during 2013. Each director was granted 5,000 restricted Common Shares with a grant date fair value of $36.05 per share. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2013 audited consolidated financial statements on pages F-40 through F-43 of our 2013 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2013, equaled 34,993 Common Shares and for each director, consisted of the following: 1,666 restricted Common Shares granted during 2012 with a grant date fair value of $29.50 per share and 3,333 restricted Common Shares granted during 2013 with a grant date fair value of $36.05 per share.

(2)	There were no option awards granted to non-employee directors during 2013. Mr. Schuman had 12,000 options outstanding as of December 31, 2013. None of the other directors held options as of such date.

(3)	Represents dividends paid on unvested restricted Common Shares.

(4)
Mr. Drapkin deferred all of his cash and equity compensation in 2013 pursuant to our Director Deferred Share Program. Mr. Drapkin received 6,704.45 deferred shares in connection with 2013 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

At our request, Mr. Africk has agreed to provide transition assistance to the Board and the CEO following the annual meeting.  He will be named Director Emeritus for the remainder of the year.  As Director Emeritus, he can attend meetings through the end of 2014 and will be available to consult with the board during the transition. He will continue to receive the annual director’s fee of $50,000 through the end of 2014, and the unvested restricted shares currently held by Mr. Africk will no longer be subject to forfeiture upon his termination of service.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers.  Mr. Africk, Mr. Benton, Ms. Berman, Mr. Reddin, Mr. Robinson and Mr. Schuman currently serve on the Compensation Committee, with Ms. Berman serving as chairperson.  No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction
The Compensation Committee is responsible for the Company’s executive compensation program as well as the program’s underlying philosophy and related policies. The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2013, which were determined by the Compensation Committee.

In this Compensation Discussion and Analysis, we first provide an “Executive Summary” and then discuss the Compensation Committee’s process for deciding the compensation of our NEOs and the role of management in such decisions. Finally, we discuss and analyze the Compensation Committee’s specific decisions regarding fiscal year 2013 compensation for the NEOs and other related matters.

For the fiscal year ended December 31, 2013, our NEOs and their titles were as follows:

•	Steven B Tanger - President and Chief Executive Officer (“CEO”)

•	Frank C. Marchisello - Executive Vice President and Chief Financial Officer (“CFO”)

•	Thomas E. McDonough - Executive Vice President and Chief Operating Officer (“COO”)

•	Chad D. Perry - Executive Vice President and General Counsel (“GC”)

•	Lisa J. Morrison - Senior Vice President - Leasing

Executive Summary

The experience, quality and commitment of our NEOs are critical factors that drive the long-term value of our Company. Accordingly, one of the primary objectives of our executive compensation program is to ensure that the Company provides a competitive compensation program that allows us to attract, retain and appropriately motivate a top-performing executive management team and to align the interests of our executives with those of our shareholders. The Company has implemented a compensation program designed to link financial results to executive incentives and reward favorable shareholder returns.

The Company’s total return to shareholders (“TRS”) over the last ten and seven years was 365% and 108%, ranking us first, within our executive compensation peer group. Further, the Company outperformed an investment in the SNL US Equity REIT Index by 193%, the SNL US Retail REIT Index by 190% and the Russell 3000 by 217% over the ten year period. Our 2013 operational performance was also positive, including an increase in adjusted funds from operations of 14.6% and an increase in same-center net operating income of 4.3%. See “Total Return to Shareholders” and “Operational Performance” on pages 15 and 16 for further discussion of performance accomplishments used to set 2013 compensation.

Based on our performance in 2013 and our success over the long-term, the following actions were taken with respect to compensation for fiscal year 2013:

•
Base Salaries - The executive management team did not receive any base salary increases for 2013 over 2012 amounts, which we believed would be generally consistent with increases at similar performing REITs. After a review of our NEOs base salaries and total cash compensation as compared to our executive compensation peer group, it was concluded that no base salary increases for the CEO, CFO, COO and GC were necessary for 2014 and that Ms. Morrison's base salary should be increased 2%.

•
Annual Incentive Cash Bonus - The Company’s annual incentive cash bonus plan was relatively unchanged from the prior year and continues to be based on predetermined performance targets, which are reset annually by the Compensation Committee. At the time the targets were set for 2013, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill in light of the current environment and condition of the overall economy at that time. The 2013 bonus potential for executives was the same as 2012.

•
Restricted Share Awards - The Compensation Committee approved an annual grant of time-based restricted share awards based on a review of the Company’s TRS performance, operational performance, market compensation levels and internal equity considerations. For fiscal year 2013 performance, the NEOs were granted the same number of shares as granted for 2012 performances. Also, the year-end restricted Common Shares granted for 2013 performance to the CEO include a mandatory holding period under which the executive cannot sell his vested shares for an additional three years following the vesting date.

CEO Pay-for-Performance Alignment
The Company’s commitment to pay-for-performance is illustrated in the total compensation paid to our CEO. The graph below illustrates total compensation paid to the CEO since 2009 and the TRS on a $100 investment in the Company made on January 1, 2009. As a result of the fact that 85% of our CEO’s compensation is performance-based and significantly tied to the Company’s share price performance, our compensation has aligned with our TRS performance over the long-term period.

The above graph is based on actual compensation paid for the fiscal year and more accurately reflects the annual decisions of the Compensation Committee with respect to our CEO’s compensation than the Summary Compensation Table presented on page 30 as a result of the fact that our annual long-term equity incentive awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants in the Summary Compensation Table as compensation for the year in which they were granted as opposed to the year for which they were earned.

Shareholder Say-on-Pay Votes

At our 2013 shareholders meeting, we provided our shareholders with the opportunity to cast an annual advisory vote on executive compensation. Over 88% of the votes cast on this “2013 say-on-pay vote” were voted in favor of the proposal. We have considered the 2013 say-on-pay vote and we believe that the strong support of our shareholders for the 2013 say-on-pay vote proposal indicates that our shareholders are generally supportive of our approach to executive compensation.

Compensation Review Process

Compensation Program Objectives and Rewards

The objectives of the Company’s compensation program are as follows:

•	Attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission and culture.

•
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders.

•	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

What Our Compensation Program is Designed to Reward

The Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals.  Annual cash performance-based incentives reward both Company financial performance and individual performance for the fiscal year.  In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors, including the Company’s growth in FFO from the prior year, its success in renewing a significant number of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, tenant sales, increases in same center net operating income, the Company's debt leverage ratio, and the overall TRS.  While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers, thereby creating an environment where all officers work together to achieve a common goal.  See “Annual Cash Incentives: Description and Analysis” on page 19 for further discussion of performance targets used to set 2013 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Additionally, we believe that the Company’s executive compensation program does not encourage excessive risk taking and believe that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•
Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking;

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	A significant portion of each executive’s compensation is tied to the future share performance of the Company;

•	Share compensation and vesting periods for share awards that encourage executives to focus on sustained share price appreciation; and

•	A mix between cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

Role of the Compensation Committee

The purposes and responsibilities of the Compensation Committee of the Board include the following:

•
Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO's compensation level based on this evaluation;

•	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;

•	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and

•
Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non-Employee Directors” for the

purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and (ii) “outside directors” for the purposes of Section 162(m) of the Code.

Role of the Compensation Consultant and Use of Aggregate Peer Group Data

Since 2004, the Compensation Committee has engaged the services of an outside compensation consultant, FTI Consulting, Inc. (“FTI”), to assist it in determining the appropriate amounts, types and mix of compensation to executive officers in order to achieve the overall objectives as described above. The Compensation Committee, with the help of FTI, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation programs with our competitors. Based in part on this data and analysis provided by FTI, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder wealth creation while being generally competitive within our industry.

During each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers.  These tally sheets, which include the executive’s realized compensation from the prior year and targeted cash compensation for the coming year, are provided to FTI for the purpose of presenting the Compensation Committee with an analysis of the compensation of our executives compared to that of our peer companies. FTI analyzes compensation levels, as well as the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation of officers with similar duties and responsibilities at the targeted peer group companies. The analysis focuses on two categories of compensation: (1) base salary and incentive cash bonus together as total cash compensation and (2) total overall compensation. Based on the Company’s and individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation Committee in consultation with the compensation consultant determines an appropriate level of annual compensation, although no particular peer group percentile is targeted for any of our NEOs.

Pursuant to a service agreement by and between the Company and FTI, dated November 1, 2013, FTI was required to provide its analysis through a written report to the Compensation Committee.  In its report relating to 2013 compensation, FTI recommended, based on its review of the peer group analysis, current industry trends, existing employment agreements and other factors specifically related to the Company, the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards).  The Compensation Committee considered the FTI recommendations and peer group analysis when determining base salaries and annual and long-term incentives.

In selecting the targeted peer group, the Company considers REITs based upon the following characteristics: (i) industry sector, (ii) market capitalization, (iii) peer group continuity from year to year and (iv) peer group utilized by the Company for Common Share performance measurement.  In 2013, the compensation consultants recommended, and the Compensation Committee approved, that the peer group be comprised of those companies that were utilized for compensation purposes in 2012.

The peer group recommended by FTI and selected by the Compensation Committee for determining 2013 compensation was comprised of the following REITs:

Acadia Realty Trust	Kimco Realty Corporation
CBL & Associates Properties, Inc.	National Retail Properties, Inc.
DDR Corp.	Realty Income Corporation
Digital Realty Trust, Inc.	Regency Centers Corporation
Equity One, Inc.	Saul Centers, Inc.
Federal Realty Investment Trust	Taubman Centers, Inc.
Glimcher Realty Trust	The Macerich Company
Highwoods Properties, Inc.	Weingarten Realty Investors

Determination of Compensation Consultant’s Objectivity.  The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant.  As a result, the Compensation Committee does not allow the Company to engage FTI in matters unrelated to executive compensation as long as FTI serves in the capacity as the Compensation Committee's independent compensation consultants.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation.  Our CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the CFO in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for our senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the CEO and CFO’s recommendations with respect to executive compensation.

Fiscal Year 2013 Compensation

We believe that the below discussion more accurately reflects the annual decisions of the Compensation Committee with respect to our NEO’s compensation than the Summary Compensation Table presented on page 30 as a result of the fact that our annual long-term equity incentive awards for a particular year are generally granted in February of the following year. Due to the SEC rules governing the disclosure of amounts in the Summary Compensation Table, we are required to present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation Committee received information from FTI and management in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2013 performance. Among the factors considered for our executives generally, and for the NEOs in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to each factor and may differ among individual NEOs and instead is reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultants. The financial results against the targets approved by the Compensation Committee under our incentive compensation plans generally determine payouts under those plans for the fiscal year just ended. In addition, these results typically form the basis for setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO's working relationship with the Board. Overall, the Compensation Committee and the Board believe that the Company, under the CEO's leadership in 2013, achieved superior financial results, as well as significant achievement on a broad range of non-financial goals.

Total Return to Shareholders

Over the period ending December 31, 2013, our shareholders were rewarded with outstanding long-term returns on their investment. The chart below compares our TRS, as of December 31, 2013, to the index of equity REITs prepared by SNL Financial, and the SNL Retail REIT index prepared by SNL Financial. The chart also shows where our total return performance ranked compared to our executive compensation peer group.

	1 Year	3 Year	5 Year	10 Year
Total return to shareholders:
Tanger Factory Outlet Centers, Inc.	(4)%	36%	100%	365%
SNL Equity REIT Index	4%	35%	124%	140%
Executive Compensation Peer Group Median	2%	29%	103%	136%
Rank among Executive Compensation Peer Group	25th Percentile	69th Percentile	50th Percentile	100th Percentile

We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. Accordingly, the graph below compares the cumulative total return on our Common Shares over the past ten years to the cumulative return of comparable indices assuming a $100 investment on December 31, 2003. A $100 investment in the Company would have increased to $465 on December 31, 2013 and would have outperformed an investment in each index over the same period by 193% more than the SNL Equity REIT Index, 190% than the SNL Retail REIT Index and 217% more than the Russell 3000.

December 31,	2003	2005	2007	2009	2011	2013
Tanger Factory Outlet Centers, Inc.	$100.00	$157.87	$223.61	$251.72	$403.95	$464.50
SNL US Equity REIT Index	$100.00	$148.17	$168.75	$137.99	$192.64	$240.25
SNL US Retail REIT Index	$100.00	$158.13	$173.48	$125.82	$184.99	$244.88
Russell 3000	$100.00	$118.80	$144.54	$116.29	$137.38	$213.59

Operational Performance

The Company also continued to experience superior operating results, including the following:

•
For 2013, our FFO, adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, increased 14.6% as compared to the prior year. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.  For a further discussion of FFO and adjusted FFO, please see our 2013 Annual Report under the section “Management Discussion and Analysis of Financial Condition and Results of Operations-Supplemental Earnings Measures”.

•	Our same-center NOI within our consolidated portfolio grew 4.3% in 2013, marking the 36th consecutive quarter of growth in NOI.

•	In 2013, our blended increase in average tenant base rental rates on leases released or renewed during 2013 within our consolidated portfolio increased 24.1%.

•	Our 2013 year end occupancy rate within our consolidated portfolio was 98.9%, marking the 33rd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 4, 2013, we increased our quarterly cash dividend from $0.210 to $0.225, representing the 20th consecutive year of increased cash dividends.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 2.8% with the development of one new property in the United States and the acquisition of a controlling interest in a property previously held in one of our unconsolidated joint ventures.

•
From a financial perspective, we maintained a healthy and conservative balance sheet, with over 79.4% of our debt at fixed rates, $16.2 million outstanding on our $520.0 million in unsecured lines of credit, and a debt to total market capitalization ratio of 29.4% as compared to 24.4% last year.

•	We also maintained a strong interest coverage ratio of 4.36 times for the year ended December 31, 2013 compared to 4.18 times for the same period in the prior year.

Actual Fiscal Year 2013 Compensation

Based on the peer group analysis and assessment of the Company’s performance, the Compensation Committee approved the following 2013 total compensation for each NEO:

Named Executive Officer	2013 Total Compensation(1)	Increase/(Decrease) from 2012
Steven B. Tanger, CEO	$8,506,871	4.3%
Frank C. Marchisello, Jr., CFO	3,517,047	15.2%
Thomas E. McDonough, COO	3,357,291	35.5%
Chad D. Perry, GC	1,855,969	27.1%
Lisa J. Morrison, Senior Vice President - Leasing	925,836	(5.2)%

(1)
Represents the sum of (a) base salary, (b) annual cash incentives, (c) restricted Common Share awards, (d) the grant date value of the 2013 Outperformance Plan awards granted in February 2013 and (e) other compensation, which primarily includes dividends on unvested shares and the Company's matching contribution to the 401(k) plan, all of which related to fiscal year 2013 and for the annual cash incentives and restricted Common Share awards that were paid in February 2014. For Mr. Tanger the amount also includes the annualized grant date value of the 45,000 fully vested shares, 90,000 time-vesting shares and the 90,000 performance-vesting shares granted in connection with his February 2012 employment agreement. 2013 total compensation excludes the annualized grant date values of the 2010 multi-year performance awards for Mr. Tanger ($875,880), Mr. Marchisello ($379,548) and Ms. Morrison ($119,643), as the Company's share price performance had surpassed the hurdles necessary to earn the maximum payout thereunder and new performance-based incentive awards were granted in 2013 to replace the incentive originally provided by the 2010 multi-year performance awards. See the section entitled "2010 Multi-Year Performance Award Plan" for a discussion of the 2010 multi-year performance awards and the section entitled "2013 Outperformance Plan" for discussion of the new performance-based incentive awards. The total compensation for Mr. Tanger, Mr. Marchisello, and Ms. Morrison, inclusive of the annualized grant date values of the 2010 multi-year performance awards, would equal $9,382,751, $3,896,595, and $1,013,424, respectively, and would represent increases over the prior year of 15.0%, 27.6%, and 3.8%, respectively. Mr. McDonough and Mr. Perry were not employed by Company when the 2010 Multi-Year Performance Plan was implemented and thus are not participants in the plan. These amounts are different from the amounts set forth in the “2013 Summary Compensation Table,” due to the reporting requirements under applicable SEC rules relating to the timing of the recognition of equity-based compensation.

Elements of Compensation

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy.

Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

•	Annual base salaries are designed to provide the executive with a minimum compensation level consistent with the individual’s position and duties relative to his or her peers.

•	Annual incentive cash bonuses are designed to reward the executive for the achievement of strategic and financial goals of the Company during each fiscal year.

•
Annual long-term equity incentives are designed to closely align the interests of management with those of shareholders. The long-term incentives granted to executives are evaluated on an annual basis and the terms of the awards are considered relevant to the length of the employment contract and/or performance period.

•
Outperformance awards are designed to reward management only in the event of superior value creation over a multi-year period. The outperformance awards granted to executives are only earned based upon the achievement of pre-determined market returns in terms of absolute and relative TRS.

The Company seeks to maintain a competitive total compensation package that aligns the economic interest of the executives with that of shareholders while maintaining sensitivity to multiple factors including the Company’s fiscal year budget, annual accounting cost and the impact to share dilution.

Base Salary: Description and Analysis

Consistent with the Company’s philosophy of tying pay to performance, executives receive a significant percentage of their overall targeted compensation in a form other than base pay. Although the Compensation Committee does not set base salary levels equal to any specific percentile of base salaries paid to comparable officers in the targeted peer group, the NEOs are paid an amount in the form of base pay within the range of base salaries paid to comparable officers in the targeted peer group and sufficient to attract competent executive talent and maintain a stable management team.

For 2013, the Company kept base salaries flat from 2012 amounts for its executive officers. The 2013 base salaries were as follows:

Named Executive Officer	2013 Base Salaries
Steven B. Tanger, CEO	$800,000
Frank C. Marchisello, Jr., CFO	405,500
Thomas E. McDonough, COO	371,300
Chad D. Perry, GC	350,000
Lisa J. Morrison, Senior Vice President - Leasing	254,200

After a review of our NEOs base salaries and total cash compensation as compared to our executive compensation peer group, it was concluded that no base salary increases for the CEO, CFO, COO and GC were necessary for 2014 and that Ms. Morrison's base salary should be increased 2%.

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts.  See “Employment Contracts” on page 37.

Annual Cash Incentives: Description and Analysis

Incentive Cash Bonus Plan For Executive Officers

During 2013, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the ‘Incentive Cash Bonus Plan’). The performance criteria were approved and set by the Compensation Committee in February 2013.  The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

Each executive’s annual incentive cash bonus amount is based upon Minimum, Threshold, Target and Maximum percentages of base salary.  See the “2013 Grant of Plan-Based Awards” on page 32 for the dollar amounts payable under each of these categories.  Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year.

The Minimum, Threshold, Target and Maximum amounts for 2013 were as follows (as a percentage of base salary):

Named Executive Officer	Minimum	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	125%	200%
Frank C. Marchisello, Jr., CFO	75%	100%	125%	170%
Thomas E. McDonough, COO	75%	100%	125%	170%
Chad D. Perry, GC	75%	100%	125%	170%
Lisa J. Morrison, Senior Vice President - Leasing	5%	15%	25%	35%(1)

(1)
Ms. Morrison also participates in separate annual incentive cash bonus plans for leasing employees. See “Annual Incentive Plan for Leasing Employees” below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company. The corporate performance criteria and the target levels required to achieve the incentive bonus for 2013 approved by the Compensation Committee included:

Performance Criteria	2013 Target Levels				Actual Results	% of total award CEO EVP's	% of total award other officers
	Minimum	Threshold	Target	Maximum
FFO per share	$1.76	$1.77	$1.78	$1.80	$1.94	25.0%	22.0%
Achievement of Company’s business plan:
Lease renewal rate	92.0%	93.0%	94.5%	95.0%	95.6%	5.0%	4.4%
Average increase in base rental rates:
upon lease renewals	6.0%	7.0%	9.0%	11.0%	15.3%	5.0%	4.4%
leased to new tenants	28.0%	30.0%	35.0%	40.0%	35%	5.0%	4.4%
Average year-end occupancy rate	97.5%	98.0%	98.4%	98.7%	98.8%	5.0%	4.4%
Average increase in tenant sales	2.5%	3.0%	4.0%	5.0%	2.3%	5.0%	4.4%
Financial Performance Targets:
Percentage increase in same center net operating income	3.5%	4.0%	5.0%	6.0%	4.3%	10.0%	9.0%
Consolidated Debt to Adjusted Total Asset Ratio	48.0%	47.0%	46.0%	45.0%	47.8%	10.0%	9.0%
Total shareholder return:
One year performance relative to all Mall and Shopping Center Equity REITS with a market capitalization of at least $800 million	Top 50%	Top 40%	Top 30%	Top 20%	Top 80%	5.0%	4.0%
Total return to shareholders	7%	9%	10%	12%	(4)%	5.0%	4.0%
Individual performance objectives for the CEO and EVP's	2 of 5 objectives	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	5 of 5 objectives	20.0%	n/a
Individual performance goals for other officers	2 of 5 objectives	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	various	n/a	30.0%

The Compensation Committee, at its discretion, may adjust the predetermined FFO targets to exclude significant charges which they believe are not indicative of the Company’s on-going operating performance. No such adjustments were made for the 2013 year.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and thus that these goals ultimately help align the interests of our NEOs and our shareholders.  If minimum performance criteria targets are not met, no bonuses are paid.  If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2013, the Company surpassed some of the minimum target levels but did not surpass all of the maximum performance targets.  The individual performance objectives for each of Mr. Tanger, Mr. Marchisello, Mr. McDonough and Mr. Perry were to (1) open one new outlet center in the US or Canada, (2) begin construction on at least 100,000 square feet of expansion space in Canada, (3) begin construction on one new center in Canada, (4) begin construction on one new center in the US and (5) begin construction on an additional new center in the US or Canada. Mr. Tanger, Mr. Marchisello, Mr. McDonough and Mr. Perry, met five of the five objectives during 2013. Ms. Morrison was assigned five separate individual goals, as set by Mr. Tanger which were directly related to achieving the Company's strategic initiatives. Ms. Morrison met four of five goals. At the time the individual performance objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill.

The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2013 based on the achievement of the 2013 targets as set at the beginning of the year.

Annual Incentive Cash Bonus Plan for Leasing Employees

Ms. Morrison also participates in a separate incentive cash bonus plan designed to reward the Company’s leasing employees on an individual basis for successfully executing new leases and renewing existing leases with our tenants (referred to as "Leasing Commissions”), and on a team basis for reaching certain company goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year (referred to as “Leasing Team Bonus”).  Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus with respect to Leasing Commissions equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing bonus plan in effect for that contract year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

In addition, during 2013, Ms. Morrison was eligible to receive a Leasing Team Bonus up to $20,000 if all of the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum award of $35,000.

Actual 2013 Annual Incentive Cash Bonuses

All annual incentive cash bonuses to named executive officers for 2013 were paid in accordance with the terms described above and the Company did not exercise any discretion to increase any such bonuses above the amount determined pursuant to the applicable formula. The actual cash incentives paid for 2013 performance were as follows:

Named Executive Officer	2013 Annual Cash Incentives	Decrease from 2012
Steven B. Tanger, CEO	$1,160,000	(16.5)%
Frank C. Marchisello, Jr., CFO	514,985	(15.6)%
Thomas E. McDonough, COO	471,551	(15.6)%
Chad D. Perry, GC	444,500	(15.6)%
Lisa J. Morrison, Senior Vice President - Leasing	271,200	(19.9)%

Long-Term Incentives: Description and Analysis

Long term incentives are determined based on peer group compensation practices combined with recommendations of management and the Compensation Committee. The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares, options to acquire Common Shares at a predetermined price (which equals fair market value of such Common Shares as of the date of the grant) or multi-year performance awards.  Equity-based awards deliver increased value only when the value of our Common Shares increases.

Prior to October 2013, the Share and Unit Option Committee administered our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees.  While the Share and Unit Option Committee administered such plan, the Compensation Committee made recommendations and provided advice and information to the Share and Unit Option Committee with respect to equity-based awards and the Share and Unit Option Committee made the awards and established the terms and conditions of the awards, including voting, as it deemed appropriate. After the dissolution of the Share and Unit Option Committee in October 2013, the Compensation Committee assumed all administrative responsibilities of the Share and Unit Option Committee with respect to the Incentive Award Plan.

Restricted Common Share Awards

The purpose of awarding restricted Common Shares is to align the interests of management with those of our shareholders.  In setting the amounts and terms of the restricted Common Shares, the Compensation Committee and/or the Share and Unit Option Committee, as applicable, consider the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted

Common Shares. However, the Compensation Committee and/or Share and Unit Option Committee do not necessarily limit the number of shares to be granted based on the total value or annual expense recognized in the financial statements because such committees generally consider grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved for the most recently completed fiscal year as well as a longer-term incentive for future performance.  Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

Based on the foregoing considerations, in February 2014, the Compensation Committee approved the following annual long-term incentives for 2013:

Named Executive Officer	2014 Annual Long-Term Incentives	Increase (decrease) from 2012
Steven B. Tanger, CEO	$3,348,180	(3.3)%
Frank C. Marchisello, Jr., CFO	1,758,640	17.3%
Thomas E. McDonough, COO	1,758,640	17.3%
Chad D. Perry, GC	676,400	17.3%
Lisa J. Morrison, Senior Vice President - Leasing	253,650	(6.2)%

The restricted Common Shares were granted to the named executive officers for 2013 performance in February 2014. Such awards vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28 of each year over a five-year period, beginning on February 28, 2015. For the CEO, the restricted Common Shares granted for 2013 performance include additional restrictions under which the vested shares cannot be sold for an additional three years following the date of vesting.

In addition, in February 2013, the Compensation Committee recommended and the Share and Unit Option Committee approved the following annual long-term incentives based on Company performance achieved for 2012:

Named Executive Officer	2013 Annual Long-Term Incentives	Increase (decrease) from 2012
Steven B. Tanger, CEO	$3,460,800	(18.5)%
Frank C. Marchisello, Jr., CFO	1,499,680	(18.0)%
Thomas E. McDonough, COO	1,499,680	69.5%
Chad D. Perry, GC	576,800	N/A
Lisa J. Morrison, Senior Vice President - Leasing	270,375	22.2%

The restricted Common Shares were granted to the named executive officers for 2012 performance in February 2013. Such awards vest and the restrictions cease to apply with respect to twenty percent of the shares underlying each award on February 28 of each year over a five-year period, beginning on February 28, 2014. For the CEO, CFO, COO and GC, the restricted Common Shares granted for 2012 performance include additional restrictions under which the vested shares cannot be sold for an additional three years following the date of vesting.

Dividends are paid on all restricted Common Shares subject to time-based vesting whether vested or unvested.   The Compensation Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and therefore the wealth of our shareholders over a five-year period.  If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced.  If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan.  Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares granted in 2014 and 2013 that are subject to additional restrictions on sale after vesting described above which were discounted per FASB ASC 718 by 17.5% and 20%, respectively.

Common Share Option Awards

Options had not been utilized as a means of executive compensation since 2004.  The Compensation Committee does consider them, however, as a potential form of compensation and includes them in its annual assessment of executive compensation. The Compensation Committee decided that no options should be awarded to the executive officers for 2013 since all of the executive officers were being awarded restricted Common Shares. However, in October 2013, the Compensation Committee approved an aggregate of 282,500 options to be granted to certain non-executive employees who had been employed with the Company for at least 1 year.

When awarded, options are granted with an exercise price equal to the fair market value of our Common Shares. Under the terms of the Incentive Award Plan, the fair market value of our Common Shares is considered to be the closing price on the last trading day prior to the grant date.  The Company does not backdate options, grant options retroactively, or coordinate grants of options so that they are made before announcements of favorable information, or after announcements of unfavorable information.

2010 Multi-Year Performance Award Plan

In January 2010, our Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2010 Notional Unit Multi-Year Performance Award Plan (referred to as the "2010 Multi-Year Performance Award Plan”). The 2010 Multi-Year Performance Award Plan is a long-term incentive compensation plan pursuant to which award recipients, as a group, may earn up to an aggregate of approximately 1,146,000 restricted Common Shares based on the Company’s share price appreciation over four years beginning on January 1, 2010.  The maximum number of Common Shares will be earned under this plan if the Company achieves 60% or higher share price appreciation over the four-year performance period.  After the awards are earned, they will remain subject to transfer restrictions and forfeiture conditions during a one-year vesting period. For notional amounts granted in 2010, any shares earned on December 31, 2013 will vest on December 31, 2014 contingent on continued employment through the vesting date.

Under the 2010 Multi-Year Performance Award Plan, the former Share and Unit Option Committee granted 382,000 notional units, net of notional units forfeited, to award recipients, as a group, which may convert into a maximum of approximately 1,146,000 restricted Common Shares based on the aggregate share price appreciation over the four-year period from January 1, 2010 through December 31, 2013.  If the Company’s aggregate share price appreciation during this period equals or exceeds the minimum threshold of 40%, then the notional units will convert into the Company’s Common Shares on a one-for-one basis. The minimum threshold of 40% requires shareholders to receive a significant return before management would begin to share in the value creation. The notional units will convert into Common Shares on a one-for-two basis if the share price appreciation exceeds the target threshold of 50% and on a one-for-three basis if the share price appreciation exceeds the maximum threshold of 60%.  The Compensation Committee concluded that these threshold levels and payout ratios, subject to the maximum payout limitation described below, were appropriate to provide an effective retention and motivational tool for the executive management team who are in a position to significantly influence shareholder value creation, and also were similar to plans adopted by other companies in the REIT industry.

The notional amounts will convert on a pro rata basis between share price appreciation thresholds. The share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period, but in no event will the price level target fall below $24.18 per share. If the Company’s share price exceeds the maximum price level target, the number of restricted Common Shares granted will be reduced in order to not exceed the maximum plan value of $34.5 million (assuming the Company pays $3.11 per share in dividends during the four year performance period) or $38.4 million (assuming no dividends are paid).

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned.

If the Company’s aggregate share price appreciation is less than 40% during the four-year performance period, then the notional units will not convert into any Common Shares unless the Company’s share performance exceeds the 50th percentile of the share performance of its peer group, in which case the notional units will convert into restricted Common Shares on a one-for-one basis. This is intended to recognize performance relative to our peers and to help ensure that the notional units retain their value for incentive and retention purposes in varying market conditions. All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee. No additional notional units under this plan were granted in 2011, 2012 or 2013.

The Company’s share price appreciation exceeded the maximum threshold of 60%, so the notional units converted to restricted Common Shares on January 2, 2014 based on the maximum potential award value and the cumulative dividends were paid on January 3, 2014. The following table sets forth the 2010 Multi-Year Performance Awards for our NEOs:

Named Executive Officer	Actual Award Value Earned	Maximum Potential Award (2)	Aggregate Grant Date Value (3)	Annualized Grant Date Value
Steven B. Tanger, CEO	$15,164,280	$15,164,280	$4,379,400	$875,880
Frank C. Marchisello, Jr., CFO	6,571,188	6,571,188	1,897,740	379,548
Thomas E. McDonough, COO(1)	N/A	N/A	N/A	N/A
Chad D. Perry, GC(1)	N/A	N/A	N/A	N/A
Lisa J. Morrison, Senior Vice President - Leasing	1,516,428	1,516,428	437,940	87,588

(1)	Mr. McDonough and Mr. Perry were not employed by Company when the 2010 Multi-Year Performance Plan was implemented and thus are not participants in the Plan.

(2)
Represents the maximum number of shares to be issued assuming the notional units convert on a one-for-three basis multiplied by the maximum share price appreciation target of $28.082 per share, assuming the Company pays dividends of at least $3.11 per share during the four year performance period.

(3)
Represents the notional units granted under the plan multiplied by the grant date fair value of $24.33. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

2013 Outperformance Plan

During February 2013, the Compensation Committee approved a new 2013 Outperformance Plan (“2013 OPP”) to replace the incentives originally provided by the 2010 Multi-Year Performance Award Plan. The 2010 Multi-Year Performance Award Plan was designed to encourage our executive officers to focus on sustained share price appreciation. By February 2013, however, our share price had surpassed the price necessary to earn the maximum award under the 2010 Multi-Year Performance Award Plan and therefore we did not believe that awards under the 2010 Multi-Year Performance Award Plan would continue to provide the appropriate performance-based incentives for the named executive officers to drive further share price appreciation. The 2013 OPP has a maximum plan value of $13.25 million and may be earned over a three-year performance period based on (i) absolute TRS performance equal to a cumulative return of 25-35%; and (ii) relative TRS performance between the 50th and 70th percentile of the SNL Equity REIT Index. We expect to consider whether to grant future performance-based awards in the first quarter of each fiscal year based on similar terms as the 2013 OPP, but with potential adjustments to the maximum plan value, individual allocations, performance hurdles, or other factors in light of current industry and Company dynamics, and, in February 2014, we granted additional performance-based awards of such nature. See section entitled "2014 Outperformance Awards" for a discussion of the awards granted in February 2014.

Under the 2013 OPP, the Company has granted an aggregate of 315,150 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 315,150 restricted Common Shares based on the Company's absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, over the three-year measurement period from January 1, 2013 through December 31, 2015. The maximum number of restricted Common Shares will be earned under the 2013 OPP if the Company both (a) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period. The Company expects that the maximum value of the awards, if the Company achieves or exceeds the 35% Common Share price appreciation and is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period, will equal approximately $13.25 million.

Listed below is the maximum number of restricted Common Shares that each of the Company’s named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Name	Maximum Award	Maximum Potential Value (1)	Grant Date Value (2)
Steven B. Tanger, CEO	112,000	$4,708,480	$1,567,254
Frank C. Marchisello, Jr., CFO	48,000	2,017,920	671,680
Thomas E. McDonough, COO	48,000	2,017,920	671,680
Chad D. Perry, GC	25,600	1,076,224	358,229
Lisa J. Morrison, Senior Vice President - Leasing	8,550	359,442	119,643

(1)	Represents the maximum number of shares to be issued multiplied by the maximum value per share of $42.04 per share.

(2)
Represents the notional units granted under the plan multiplied by the grant date fair value of $13.99. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on December 31, 2015 are also subject to a time based vesting schedule. 50% of the restricted Common Shares will vest on January 4, 2016 and the remaining 50% will vest on January 3, 2017, contingent upon continued employment with the Company through the vesting dates.

With respect to 70% of the notional units (which are convertible into up to 220,605 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 73,535 Common Shares) will be earned if the Company’s aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 25% over the three-year measurement period, 66.667% of the award (or a portion convertible into up to 147,070 Common Shares) will be earned if the Company’s aggregate Common Share price appreciation, inclusive of all dividends paid during this period equals 30%, and 100% of this portion of the award (or a portion convertible into up to 220,605 Common Shares) will be earned if the Company's aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 35% or higher.

With respect to 30% of the notional units (which are convertible into up to 94,545 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 31,515 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 50th percentile of its peer group over the three-year measurement period, 66.667% of this portion of the award (or a portion convertible into up to 63,030 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 60th percentile of its peer group during this period, and 100% of this portion of the award (or a portion convertible into up to 94,545 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 70th percentile of its peer group or greater during this period. The peer group will be based on the SNL Equity REIT index.

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute Common Share price appreciation and for relative Common Share price appreciation amongst the Company’s peer group. The Common Share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

Retirement Benefits

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to a 401(k) plan.  Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion.  This benefit is generally available to all employees of the Company.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers, except that Mr. Tanger was provided with a monthly car allowance of $800 in 2013.  In addition, the Company paid a total of $44,436 for premiums on life insurance policies for Mr. Tanger during 2013.

The Company owns a corporate airplane which is used for executive travel. The Company makes such aircraft available for Mr. Tanger's personal use at no incremental cost to the Company.

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives.  The employment contracts generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement.  The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management.  For all named executive officers, the employment contracts consider a Change- in-Control as Good Reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.  Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a Change-in-Control. Very often, senior executives lose their jobs in connection with a Change-in-Control. By agreeing up-front to provide severance benefits and accelerated vesting of equity grants in the event of a Change-in-Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change-in-Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation Table on page 30 of this Proxy Statement.  See “Employment Contracts” on page 37 in this Proxy Statement.

2014 Compensation Matters

2014 Outperformance Awards

During February 2014, the Compensation Committee approved the grant of performance based awards with terms similar to the 2013 OPP awards (the “2014 OPP”). Under the 2014 OPP, the Company has granted an aggregate of 329,700 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 329,700 restricted Common Shares based on the Company's absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, over the three-year measurement period from January 1, 2014 through December 31, 2016. The maximum number of restricted Common Shares will be earned under the 2014 OPP if the Company both (a) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (b) is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period. The Company expects that the maximum value of the awards, if the Company achieves or exceeds the 35% Common Share price appreciation and is in the 70th or greater percentile of its peer group for TRS over the three-year measurement period, will equal approximately $14.25 million.

Listed below is the maximum number of restricted Common Shares that each of the Company’s named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Name	Maximum Award	Maximum Potential Value (1)	Grant Date Value (2)
Steven B. Tanger, CEO	112,000	$4,840,640	$1,647,558
Frank C. Marchisello, Jr., CFO	48,000	2,074,560	706,096
Thomas E. McDonough, COO	48,000	2,074,560	706,096
Chad D. Perry, GC (1)	25,600	1,106,432	376,585
Lisa J. Morrison, Senior Vice President - Leasing	8,550	369,531	125,773

(1)	Represents the maximum number of shares to be issued multiplied by the maximum value per share of $43.22 per share.

(2)
Represents the notional units granted under the plan multiplied by the grant date fair value of $14.71. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on December 31, 2016 are also subject to a time based vesting schedule. 50% of the restricted Common Shares will vest on January 2, 2017 and the remaining 50% will vest on January 2, 2018, contingent upon continued employment with the Company through the vesting dates.

With respect to 70% of the notional units (which are convertible into up to 230,790 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 76,930 Common Shares) will be earned if the Company’s aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 25% over the three-year measurement period, 66.667% of the award (or a portion convertible into up to 153,860 Common Shares) will be earned if the Company’s aggregate Common Share price appreciation, inclusive of all dividends paid during this period equals 30%, and 100% of this portion of the award (or a portion convertible into up to 230,790 Common Shares) will be earned if the Company's aggregate Common Share price appreciation, inclusive of all dividends paid during this period, equals 35% or higher.

With respect to 30% of the notional units (which are convertible into up to 98,910 Common Shares), 33.333% of this portion of the award (or a portion convertible into up to 32,970 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 50th percentile of its peer group over the three-year measurement period, 66.667% of this portion of the award (or a portion convertible into up to 65,940 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 60th percentile of its peer group during this period, and 100% of this portion of the award (or a portion convertible into up to 98,910 Common Shares) will be earned if the Company’s Common Share price appreciation inclusive of all dividends paid is in the 70th percentile of its peer group or greater during this period. The peer group will be based on the SNL Equity REIT index.

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute Common Share price appreciation and for relative Common Share price appreciation amongst the Company’s peer group. The Common Share price targets will be reduced on a dollar-for-dollar basis with respect to any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

Governance Policies Relating to Compensation

Minimum Ownership Guidelines

The Company’s Board of Directors expects all non-employee directors, the CEO, the CFO, the COO and the GC to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, effective July 29, 2008 and amended on February 11, 2013, the Board of Directors, on the recommendation of the Compensation Committee, established equity ownership guidelines for non-employee directors, the CEO, CFO, COO and GC. Non-employee directors are required to hold 5,000 Common Shares within 3 years of July 29, 2008 or of election to the Board.  The executives are required to hold Common Shares with a value equivalent to a multiple of their salary as listed in the table below by the later of December 31, 2013 or five years following their appointment as CEO, CFO, COO or GC.

Title	Multiple
CEO	10 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
GC	3 x Base Salary

Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives, except for Mr. Perry, who joined the Company in December 2011, met the share ownership guidelines as of December 31, 2013.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive office must reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific targets under these circumstances.

Anti-Hedging Policy

In February 2013, the Board adopted an anti-hedging policy applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from trading in puts, calls, options or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the share holdings. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company's other shareholders. Therefore, directors and executive officers may not engage in any such transactions with respect to the Company’s shares owned.
Mandatory Holding Period
Restricted Common Shares granted to the CEO, CFO, COO and GC in February 2013 include both a five-year vesting period and also have a mandatory holding period under which the executives cannot sell their vested Common Shares for an additional three years following the vesting date.

Taxation and Deductibility of Executive Compensation

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” (which is defined as the chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million.  In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation.  The Incentive Award Plan permits, but does not require, share-based awards to qualify as "performance-based compensation" that is exempt from application of the Section 162(m) limitation.  It is the Company’s policy to take account of the implications of Section 162(m) among all factors reviewed in making compensation decisions.  However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests, and accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 provides that any executives, directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change in control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax.  The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each executive's employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The impact of Section 409A is considered by the Compensation Committee and the Company’s executive plans and programs are generally designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Bridget Ryan Berman (Chair)
Jack Africk
William G. Benton
Thomas J. Reddin
Thomas E. Robinson
Allan L. Schuman

2013 SUMMARY COMPENSATION TABLE (1)

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011:

Name and Principal position	Year	Salary ($)	Bonus ($) (1)	Share Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Steven B. Tanger President and Chief Executive Officer	2013	$800,000	$—	$5,028,054	$1,160,000	$486,804	(4)	$7,474,858
	2012	800,000	—	9,971,163	1,390,000	488,446	(4)	12,649,609
	2011	754,050	—	3,635,280	1,200,071	413,060	(4)	6,002,461
Frank C. Marchisello, Jr. Executive Vice President and Chief Financial Officer	2013	$405,500	$—	$2,171,360	$514,985	$166,242	(5)	$3,258,087
	2012	405,500	—	1,829,000	609,872	158,796	(5)	3,003,168
	2011	393,700	—	1,565,190	557,479	156,899	(5)	2,673,268
Thomas E. McDonough Executive Vice President and Chief Operating Officer (6)	2013	$371,300	$—	$2,171,360	$471,551	$84,120	(6)	$3,098,331
	2012	371,300	—	885,000	558,435	49,200	(6)	1,863,935
	2011	360,500	—	504,900	382,671	33,214	(6)	1,281,285
Chad D. Perry Executive Vice President and General Counsel (7)	2013	$350,000	$—	$935,029	$444,500	$26,840	(7)	$1,756,369
	2012	350,000	—	—	526,400	6,612	(7)	883,012
	2011	19,178	100,000	141,050	—	—		260,228
Lisa J. Morrison Senior Vice President, Leasing	2013	$254,200	$—	$390,018	$271,200	$27,143	(8)	$942,561
	2012	254,200	—	221,250	338,632	25,605	(8)	839,687
	2011	246,800	—	151,470	303,751	24,779	(8)	726,800

(1)	The amount in the bonus column represents a one-time signing bonus paid to Mr. Perry, per the terms of his employment agreement.

(2)
The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and for 2013, the grant date fair value of notional units granted under the 2013 Multi-Year Performance Award Plan.  A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2013 consolidated financial statements on pages F-40 to F-43 of our 2013 Annual Report, Note 16 to our 2012 audited consolidated financial statements on pages F-37 to F-39 of our 2012 Annual Report, and Note 16 to our 2011 audited consolidated financial statements on pages F-32 to F-34 of our 2011 Annual Report, respectively. With respect to the awards granted under the 2013 Multi-Year Performance Award Plan, the grant date fair value was based on probable performance outcomes. The grant date fair value for these awards, assuming that the highest level of performance conditions will be achieved, was $4.7 million for Mr. Tanger, $2.0 million for Mr. Marchisello and Mr. McDonough, $1.1 million for Mr. Perry, and $359,000 for Ms. Morrison.

(3)
Amounts shown consist of payouts under our annual Incentive Cash Bonus Plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan, (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year and (3) for 2010 and 2011, a New Development Bonus.

(4)
Mr. Tanger's other compensation during 2013, 2012 and 2011 includes a car allowance of $9,600 each year and reimbursement of term life insurance premiums totaling $44,436 during 2013, $44,436 during 2012 and $44,787 during 2011, as per the terms of his employment contract.  In addition, Mr. Tanger’s other compensation includes dividends paid on unvested restricted Common Shares of $422,568 during 2013, $394,524 during 2012 and $330,025 during 2011, a Company match under an employee 401(k) plan of $10,200 during 2013, $10,000 during 2012 and $9,800 during 2011, and reimbursement for legal services incurred in connection with Mr. Tanger's amended and restated employment agreement of $29,886 in 2012 and $18,848 in 2011.

(5)
Mr. Marchisello’s other compensation represents dividends paid on unvested restricted Common Shares of $156,042 during 2013, $148,796 during 2012 and $147,099 during 2011, as well as a Company match under an employee 401(k) plan of $10,200 during 2013, $10,000 during 2012, and $9,800 during 2011.

(6)
Mr. McDonough's other compensation represents dividends paid on unvested restricted Common Shares of $73,920 during 2013, $39,200 during 2012 and $23,414 during 2011, as well as a Company match under an employee 401(k) plan of $10,200 during 2013, $10,000 during 2012, and $9,800 during 2011.

(7)
Mr. Perry joined the Company in December 2011 and thus his compensation during 2011 represents less than a full year. Mr. Perry's other compensation represents dividends paid on unvested restricted Common Shares of $17,040 during 2013 and $4,150 during 2012, as well as a Company match under an employee 401(k) plan of $9,800 during 2013, and $2,462 during 2012.

(8)
Ms. Morrison’s other compensation represent dividends paid on unvested restricted Common Shares of $18,068 during 2013, $15,805 during 2012, and $14,979 during 2011, as well as a Company match under an employee 401(k) plan of $9,076 during 2013, $9,800 during 2012, and $9,800 during 2011.

2013 GRANT OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to named executive officers in the year ended December 31, 2013:

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares or Units (#) (4)	Grant Date Fair Value of Equity Awards ($) (1)
		Minimum ($)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B. Tanger	2/12/2013					—	—	—	120,000	$3,460,800
	2/12/2013					37,333	74,667	112,000		1,567,254
		$600,000	$800,000	$1,000,000	$1,600,000
Frank C. Marchisello, Jr.	2/12/2013					—	—	—	52,000	$1,499,680
	2/12/2013					16,000	32,000	48,000		671,680
		$304,125	$405,500	$506,875	$689,350
Thomas E. McDonough	2/12/2013					—	—	—	52,000	$1,499,680
	2/12/2013					16,000	32,000	48,000		671,680
		$278,475	$371,300	$464,125	$631,210
Chad D. Perry	2/12/2013					—	—	—	20,000	$576,800
	2/12/2013					8,533	17,067	25,600		358,229
		$262,500	$350,000	$437,500	$595,000
Lisa J. Morrison(5)	2/12/2013					—	—	—	7,500	$270,375
	2/12/2013					2,850	5,700	8,550		119,643
		$12,710	$38,130	$63,550	$88,970
					254,200
				20,000	35,000

(1)
The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee or Share and Unit Option Committee.  Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 12, 2013 awards was $36.05. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2013 Multi-Year Performance Award Plan may be found in Note 16 to our 2013 consolidated financial statements on pages F-40 to F-43 of our 2013 Annual Report. With respect to the awards granted under the 2013 Multi-Year Performance Award Plan, the grant date fair value was based on probable performance outcomes.

(2)
These columns show the range of estimated payouts targeted for 2013 performance under our annual Incentive Cash Bonus Plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis.  The actual cash bonus payment made in 2014 for 2013 performance, based on the metrics described, amounted to 145% of base salary for Mr. Tanger, and 127% of base salary for Mr. Marchisello, Mr. McDonough and Mr. Perry.

(3)
These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2013 OPP . The notional units convert based on the Company’s absolute share price appreciation (or total return to shareholders) and its share price appreciation relative to its peer group, over a three year measurement period from January 1, 2013 through December 31, 2015. A discussion of this plan and the share price appreciation goals can be found in the section entitled "Compensation and Discussion Analysis - 2013 Outperformance Plan" above.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.

(5)
The amounts shown in this row under "Estimated Future Payouts under Non-Equity Incentive Plan Awards" columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, and a separate bonus based on leasing team goals. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both.  Ms. Morrison received a cash bonus of $254,200 in 2014 for 2013 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $17,000 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year. Under this plan for 2013, Ms. Morrison could receive up to $20,000 if the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum total award of $35,000.

OUTSTANDING EQUITY AWARDS AT YEAR END 2013

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2013:

Name	Option Awards			Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven B. Tanger	—	—	—	—	24,000	(3)	$768,480
					57,600	(4)	1,844,352
					86,400	(5)	2,766,528
					115,200	(6)	3,688,704
					120,000	(7)	3,842,400
					72,000	(8)	2,305,440
					439,996	(9)	14,088,672
								72,000	(10)	$2,305,440
								37,333	(11)	1,195,413

Frank C. Marchisello, Jr.	—	—	—	—	11,200	(3)	$358,624
					24,800	(4)	794,096
					37,200	(5)	1,191,144
					49,600	(6)	1,588,192
					52,000	(7)	1,665,040
					190,665	(9)	6,105,093
								16,000	(11)	$512,320

Thomas E. McDonough	—	—	—	—	4,000	(12)	$128,080
					12,000	(5)	384,240
					24,000	(6)	768,480
					52,000	(7)	1,665,040
								16,000	(11)	$512,320

Chad D. Perry	—	—	—	—	3,000	(13)	$96,060
					20,000	(7)	640,400
								8,533	(11)	$273,237

Lisa J. Morrison	—	—	—	—	1,200	(3)	$38,424
					2,400	(4)	76,848
					3,600	(5)	115,272
					6,000	(6)	192,120
					7,500	(7)	240,150
					44,000	(9)	1,408,880
								2,850	(11)	$91,257

(1)	Represents portion of restricted Common Shares that vest based on rendering service over a specific period of time.

(2)	Based on the closing price of our Common Shares on December 31, 2013 of $32.02.

(3)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2010, 2/28/2011, 2/28/2012, 2/28/2013 and 2/28/2014.

(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2011, 2/28/2012, 2/28/2013, 2/28/2014 and 2/28/2015.

(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2012, 2/28/2013, 2/28/2014, 2/28/2015 and 2/28/2016.

(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting date on 2/28/2013, 2/28/2014, 2/28/2015, 2/28/2016 and 2/28/2017.

(7)	Restricted Common Shares vest at a rate of 20% per year, with vesting date on 2/28/2014, 2/28/2015, 2/28/2016, 2/28/2017 and 2/28/2018.

(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 1/01/2013, 1/01/2014, 1/01/2015, 1/01/2016 and 1/01/2017.

(9)	Represents restricted Common Shares earned on December 31, 2013 from conversion of notional units and which will vest on December 31, 2014.

(10)
Restricted Common Shares vest at a rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates, if earned, of 3/31/2013, 3/31/2014, 3/31/2015, 3/30/2016 and 3/31/2017.

(11)
Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2013 OPP Plan assuming for purposes of this discussion that the Company achieves its threshold levels of absolute and relative share price appreciation over the three year performance period ending December 31, 2015. Restricted Common Shares earned will vest 50% on January 4, 2016 and 50% on January 3, 2017.

(12)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 8/23/2011, 8/23/12/2012, 8/23/2013, 8/23/2014 and 8/23/2015.

(13)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 12/12/2012, 12/12/2013, 12/12/2014, 12/12/2015 and 12/12/2016.

OPTION EXERCISES AND COMMON SHARES VESTED IN 2013

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2013:

Name	Option Awards		Share Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven B. Tanger	—	—	165,600	$5,244,264
Frank C. Marchisello, Jr.	—	—	58,400	2,069,696
Thomas E. McDonough	—	—	12,000	416,680
Chad D. Perry	—	—	1,000	32,040
Lisa J. Morrison	—	—	6,300	223,272

(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	1,415,219	$24.13	3,140,128
Equity compensation plans not approved by security holders	—	—	—
Total	1,415,219	$24.13	3,140,128

(1)
Includes 933,769 restricted Common Shares that were issued in January 2014 under the 2010 Multi-Year Performance Plan. Under the plan, we issued 382,000 notional units, net of notional units forfeited, which would convert into restricted Common Shares on a one-for one basis to one-for-three basis depending upon the amount by which the Company's Common Shares appreciated above a minimum level over a four year performance period ending December 31, 2013.  Also includes 315,150 restricted Common Shares, the maximum amount of restricted Common Shares that may be issued under the 2013 OPP. Under the 2013 OPP, award recipients may earn up to an aggregate of 315,150 restricted Common Shares of the Company based on the Company’s absolute share price appreciation (or total return to shareholders) and its share price appreciation relative to its peer group, over a three year measurement period from January 1, 2013 through December 31, 2015. The weighted average exercise price in column (b) does not take these awards into account.

(2)
Represents Common Shares available for issuance under the Incentive Award Plan. As of December 31, 2013, under the Incentive Award Plan, the Company may award restricted Common Shares, performance awards, deferred shares and share payments.

Employment Contracts

The following summary sets forth the material terms of the employment contracts with the named executive officers in effect as of December 31, 2013.

On February 28, 2012, we entered into an amended and restated employment agreement with Steven B. Tanger. Pursuant to the employment agreement, Mr. Tanger shall continue to serve as President and Chief Executive Officer of the Company and, if elected or appointed, a member of the Board through January 1, 2017 (the period commencing on the Effective Date and ending on such date, the “Contract Term”). During 2012, Mr. Tanger will be paid an annual base salary of $800,000. Thereafter, beginning in 2013, Mr. Tanger's annual base salary will be determined by the Board, but may not, without Mr. Tanger's consent, be less than his annual base salary in the prior year. Mr. Tanger may also be eligible to receive an annual incentive bonus, including awards under the Company's Incentive Award Plan.

Pursuant to the employment agreement, the Company granted to Mr. Tanger certain equity awards on February 28, 2012. Such equity awards consist of (1) forty-five thousand (45,000) fully-vested Common Shares, (2) ninety thousand (90,000) restricted Common Shares subject to time vesting (“Time Vesting Shares”) and (3) ninety thousand (90,000) restricted Common Shares subject to performance vesting (“Performance Vesting Shares”). The Time Vesting Shares will vest, subject to Mr. Tanger's continued employment, at the rate of twenty percent (20%) per year with the first shares vesting on January 1, 2013 and an additional twenty percent (20%) vesting on each anniversary of the Effective Date thereafter until the Time Vesting Shares are fully vested. The Performance Vesting Shares will become vested in equal installments on the 90th day following the end of each of the five calendar years during the Contract Term (each, a “Performance Year”) if (A) Mr. Tanger remains in continuous employment through the last day of the Performance Year and (B) the Company's total shareholder return for such Performance Year is equal to or greater than eight percent (8%). Further, if any portion of the Performance Vesting Shares remains unvested as of the end of the fifth Performance Year, such shares will vest if the Company has attained a cumulative total shareholder return for the five Performance Years equal to or greater than forty percent (40%).

All unvested Time Vesting Shares will also fully vest upon termination of Mr. Tanger's employment due to death or Disability, as such term is defined in the employment agreement, his resignation for Good Reason, as defined in the agreement, termination by the Company of his employment other than for Cause, as defined in the employment agreement or the occurrence of a Change of Control, also as defined in the agreement. All unvested Performance Vesting Shares will also fully vest upon termination of Mr. Tanger's employment due to death or Disability or the occurrence of a Change of Control.

During the Contract Term and for ninety (90) days thereafter, the Company will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million and, in the event of termination of employment prior to the end of the Contract Term (other than for Cause, as defined in the employment agreement, or without Good Reason, as defined in the employment agreement), the Company will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

If Mr. Tanger's employment is terminated without Cause or for Good Reason, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three (3) years immediately preceding the year of termination, and (2) continued participation in the employee benefit plans of the Company or the Operating Partnership through the end of the Contract Term.

If Mr. Tanger's employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the amount of annual base salary to which he would have been entitled through the end of the Contact Term and (2) an amount equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.

If Mr. Tanger's employment is terminated due to non-renewal of the Contract Term, Mr. Tanger shall continue to provide consulting services to the Company for one (1) year following the end of the Contract Term and shall continue to receive an amount equal to his annual base salary during such one (1)-year period as compensation for his services. In addition, upon such a termination, all outstanding share incentive awards held by Mr. Tanger that are not performance-based shall fully vest and all accrued and unvested dividends on Performance Vesting Shares shall fully vest and be paid in lump sum.

All payments and benefits due to Mr. Tanger under the agreement are subject to reduction to the extent necessary to avoid Federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

During the Contract Term and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any outlet centers or competing retail commercial property or in any active or passive investment in property connected with an outlet center or a competing retail commercial property. Such prohibition, however, shall only apply after termination of employment with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger's employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger's employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities.

Frank C. Marchisello, Jr. has a three-year employment contract originally effective January 1, 2004.  Mr. Marchisello’s contract automatically extends for one additional year on January 1 of each year unless the executive’s employment is terminated, or we give written notice to the executive within 180 days prior to such January 1 that the contract term will not be automatically extended.  The base salary provided for in Mr. Marchisello’s contract may be increased but not decreased each year. Mr. Marchisello is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. Marchisello’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Marchisello’s employment is terminated by us without Cause, or by Mr. Marchisello for Good Reason, as those terms are defined in the agreement, Mr. Marchisello will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the current contract year and (b) the higher of (i) the prior year's annual bonus or (ii) the average annual bonus for the preceding three years, to be paid monthly over the succeeding 36 months subject to the limitations required to comply with Section 409A.  Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Thomas E. McDonough entered into an employment agreement effective August 23, 2010 and expiring on December 31, 2013. Mr. McDonough's contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. McDonough's annual base salary may not be less than $350,000. Mr. McDonough is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. McDonough's employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. McDonough's employment is terminated by us without Cause, or by Mr. McDonough for Good Reason, as those terms are defined in the agreement, Mr. McDonough will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years (or such shorter period if not employed for three years) to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Chad D. Perry entered into an employment agreement effective December 12, 2011 and expiring on December 31, 2014. Mr. Perry's contract will be automatically extended for one additional year at the end of the initial term and for each year thereafter, unless either party gives written notice to the other party within 180 days prior to the end of the initial term or extended term that the contract term will not be automatically extended. Pursuant to the terms of the agreement, Mr. Perry's annual base salary may not be less than $350,000. Mr. Perry is eligible to receive an annual incentive bonus based on performance criteria approved by the Company's Compensation Committee.

If Mr. Perry's employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Perry's employment is terminated by us without Cause, or by Mr. Perry for Good Reason, as those terms are defined in the agreement, Mr. Perry will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years (or such shorter period if not employed for three years) to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

Lisa J. Morrison has a three year employment contract originally effective January 1, 2008.  Ms. Morrison’s contract automatically extends for one additional year at the end of the initial term and for each year thereafter, unless the executive’s employment is terminated, or either we or the executive give written notice within 180 days prior to end of the initial term or extended term that the contract term will not be automatically extended.  During the initial term, Ms. Morrison’s base salary may not be less than $231,500.  In addition to her base salary, for the contract year beginning January 1, 2008 and, if approved by the Company’s Board of Directors, for each contract year thereafter, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one- hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison's annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison's continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company's annual bonus plan.

If Ms. Morrison's employment is terminated by reason of death or Disability, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if the employment of the executive is terminated by us without Cause, or by the executive for Good Reason, as those terms are defined in her agreements, the terminated executive will receive a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A.

During the term of Mr. Marchisello’s employment and for a period of one year thereafter (three years if he receives the 300% severance payment described above), Mr. Marchisello is prohibited from engaging directly or indirectly in any aspect of the outlet business within a 50 mile radius of the site of any commercial property owned, leased or operated by us as of the date of Mr. Marchisello's employment termination or within a 50 mile radius of any commercial property that we negotiated to acquire, lease or operate within the six month period prior to Mr. Marchisello's employment termination.

During the terms of employment for Mr. McDonough, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Ms. Morrison) if the executive's employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. McDonough and Mr. Perry, one year for Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned, (with an effective ownership interest of 50% or more) or operated by the Company within the 365-day period ending on the date of termination of the executive's employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive's employment, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive's employment, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

Mr. Tanger and Mr. Marchisello are employed and compensated by both the Operating Partnership and the Company.  The Compensation Committee believes that the allocation of such persons' compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity.  All other employees are employed solely by the Operating Partnership.

Potential Payments on Termination or Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment.  In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination by the Company without Cause or by the executive for Good Reason following a Change in Control, (3) termination as a result of death, (4) termination as a result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.

The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. Tanger and Mr. Marchisello in effect as of December 31, 2013 are generally as stated below:

“Cause”  - The Operating Partnership or, as applicable, the Company shall have “Cause” to terminate the executive's employment upon the executive’s (i) causing material harm to the Operating Partnership or, as applicable, the Company through a material act of dishonesty in the performance of his duties, (ii) conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) willful failure to perform his material duties (other than a failure due to disability) after written notice and a reasonable opportunity to cure.

“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty percent (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership’s or, as applicable, the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” - The executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

•	any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;

•
if, after a Change in Control, either (i) the principal duties of the executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area (in the case of Mr. Tanger, Greensboro, North Carolina and Miami, Florida) without his consent or (ii) in the case of Mr. Tanger, the executive no longer reports directly to the Board of Directors;

•
a material breach of the employment agreement by the Operating Partnership or, as applicable, the Company, including without limitation, the failure to pay compensation or benefits when due if such failure is not cured within 30 days after written demand for payment thereof;

•	the executive’s election to terminate employment within the 180 day period following a Change in Control; or

•	in the case of Mr. Tanger, if the executive is removed, or is not re-elected as a Director of the Company.

“Disability” - shall mean the absence of the executive from the executive's duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive's legal representative.

The terms “Cause”, “Change of Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. McDonough and Mr. Perry, are generally as stated below:
“Cause” The Operating Partnership shall have "Cause" to terminate executive's employment upon (i) executive causing material harm to the Operating Partnership through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).
“Change of Control” shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or Company of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership; or (C) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of the Company (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving the Company if, immediately following the merger, the holders of the Company's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Operating Partnership's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
“Good Reason” Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:  (i) any material adverse change in his job titles, duties, responsibilities, perquisites, or authority without his consent; (ii) if, after a Change of Control, any of the principal duties of executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent; (iii) a material breach of the employment agreement by the Operating Partnership, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Operating Partnership of executive's written demand for payment thereof; or (iv) if executive elects to terminate his employment by written notice to the Operating Partnership within the 180 day period following a Change of Control.
“Disability” shall mean the absence of executive from executive's duties to the Operating Partnership on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership and acceptable to executive or executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).
The terms “Cause”, “Change in Control”, “Good Reason” and “Disability” as defined in the employment contract of Ms. Morrison, are generally as stated below:
“Cause”  - The Operating Partnership shall have “Cause” to terminate the executive's employment upon (i) the Operating Partnership's determination that the executive has embezzled money or property, (ii) the executive's willful refusal to perform reasonable duties incident to her employment after ten (10) days' written notice to the executive from the Chief Executive Officer, Chief Operating Officer or Board of Directors of the specific duties to be performed or (iii) conviction of a felony that, in the judgment of the Board of Directors, adversely affects the business or reputation of the Company.
“Change in Control” - shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than fifty percent of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of her lineal descendants, lineal ancestors or siblings) which results in their ownership of fifty percent or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or (C) a majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

“Good Reason” – Ms. Morrison shall have Good Reason to terminate her employment upon any of the following events:

•	the Operating Partnership materially fails to make payment of amounts due to her under the employment agreement;

•	the Operating Partnership commits a material breach of its obligations under the employment agreement;

•
the principal duties of Ms. Morrison are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without her consent following the occurrence of (A) a Change in Control, (B) a merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company or an entity wholly owned by the Company ceases to be the sole general partner of the Operating Partnership, or (C) a merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent of the value of all of the surviving company’s outstanding shares.

“Disability” - shall mean Ms. Morrison’s inability, due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

The employment contracts of the NEOs other than Mr. Tanger consider a Change in Control as a reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance benefits.  In addition, for purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change in Control.  In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code.  The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2013, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination.  The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)	Continuation of Benefits ($)(3)	All Other Comp. ($)(4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	$6,150,071	$29,686,936	$17,287	$133,308	$35,987,602
Change in Control	6,150,071	31,992,376	17,287	133,308	38,293,042
Death	3,560,000	31,992,376	—	—	35,552,376
Disability	3,560,000	31,992,376	—	133,308	35,685,684
For Cause or without Good Reason	—	—	—	—	—
Frank C. Marchisello, Jr.
Without Cause or For Good Reason	$9,438,669	$11,892,854	$—	$—	$21,331,523
Change in Control	9,438,669	11,892,854	—	—	21,331,523
Death or Disability	920,485	11,892,854	—	—	12,813,339
For Cause or without Good Reason	—	—	—	—	—
Thomas E. McDonough
Without Cause or For Good Reason	$3,313,431	$2,945,840	$—	$—	$6,259,271
Change in Control	3,313,431	2,945,840	—	—	6,259,271
Death or Disability	842,851	2,945,840	—	—	3,788,691
For Cause or without Good Reason	—	—	—	—	—
Chad D. Perry
Without Cause or For Good Reason	$2,636,055	$736,460	$—	$—	$3,372,515
Change in Control	2,636,055	736,460	—	—	3,372,515
Death or Disability	794,500	736,460	—	—	1,530,960
For Cause or without Good Reason	—	—	—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	$558,728	$2,115,694	$—	$—	$2,674,422
Change in Control	558,728	2,115,694	—	—	2,674,422
Death or Disability	398,300	2,115,694	—	—	2,513,994
For Cause or without Good Reason	—	—	—	—	—

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.”

(2)
Amounts shown in this column include (1) the value of restricted Common Shares which were unvested at December 31, 2013 and that would immediately vest upon termination of employment, (2) the value of restricted Common Shares that were earned from the conversion of notional units under the 2010 Multi-Year Performance Award Plan based on the performance achieved over the four year performance period ended December 31, 2013 and (3) accrued dividends that would have been earned had the restricted Common shares earned under the 2010 Multi-Year Performance Award Plan been issued at the beginning of the performance period. The shares earned under the 2010 Multi-Year Performance Award Plan were issued, and the related accrued dividends paid, in January 2014. The value of the restricted Common Shares is based on the closing price of our Common Shares on December 31, 2013 of $32.02. This column excludes the value of restricted Common Shares that may be earned under the 2013 OPP Plan as no shares would have been earned under the plan assuming the Company's share price at of the end of the three year performance period is equivalent the share price as of December 31, 2013.

(3)
Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.

(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 1, 2014, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (2)	Percent of All Common Shares (including upon exchange of such owner's Units)
Steven B. Tanger (3) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	954,796	1.0%	2,907,316	3.9%
The Vanguard Group (4) Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	12,435,500	13.0%	—	13.0%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	10,019,770	10.5%	—	10.5%
FMR LLC (6) 245 Summer Street Boston, MA 02210	6,917,551	7.2%	—	7.2%
Stichting Pensioenfonds ABP (7) APG Asset Management US, Inc. 666 Third Avenue, 2nd Floor New York, NY 10017 APG Group APG All Pensions Group NV Symphony Building PO Box 75283, 1070 AG Amsterdam Gustav Mahlerplein 3 1082 MS Amsterdam The Netherlands	6,862,694	7.2%	—	7.2%
Cohen & Steers, Inc. (8) Cohen & Steers Capital Management, Inc. Cohen & Steers UK Ltd 280 Park Avenue, 10th Floor New York, NY 10017	4,985,686	5.2%	—	5.2%
Jack Africk	170,596	*	—	*
William G. Benton	72,585	*	—	*
Bridget Ryan Berman	30,096	*	—	*
Donald G. Drapkin	22,586	*	—	*
Thomas J. Reddin	22,144	*	—	*
Thomas E. Robinson	58,617	*	—	*
Allan L. Schuman (9)	51,096	*	—	*
Frank C. Marchisello, Jr.	506,269	*	—	*
Thomas E. McDonough	164,539	*	—	*
Chad D. Perry	44,250	*	—	*
Lisa J. Morrison	72,604	*	—	*
Directors and Executive Officers as a Group (16 persons) (10)	2,419,006	2.5%	2,907,316	5.4%
*    Less than 1%

(1)
The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.

(2)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.

(3)
Includes 2,907,316 Units the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,907,316 Common Shares of the Company. Excludes 1,553,462 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts.

(4)
We have received copies of a Schedule 13G/A as filed with the SEC by The Vanguard Group, Inc. (referred to as "Vanguard") and a Schedule 13G/A filed February 4, 2014 by Vanguard REIT Index Fund (referred to as "REIT Fund"), a client of Vanguard, reporting ownership of these shares as of December 31, 2013. As reported by Vanguard in its 13G/A, (i) Vanguard has sole dispositive power for 12,301,806 of such shares, which includes shares owned by REIT Fund, and shared dispositive power for 133,694 of such shares, and (ii) Vanguard has sole voting power for 178,392 of such shares and shared voting power for 61,300 of such shares. As reported by REIT Fund in its Schedule 13G/A, REIT Fund has sole voting power for 6,392,068 of such shares.

(5)
We have received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. reporting ownership of these shares as of December 31, 2013. As reported in said Schedule 13G/A, Blackrock has sole dispositive power for all 10,019,770 such shares and sole voting power for 9,676,630 of such shares.

(6)
We have received a copy of Schedule 13G/A as filed with the SEC by FMR LLC (referred to as “FMR”) and Edward C. Johnson 3rd reporting ownership of these shares as of December 31, 2013.  As reported in the cover pages of said Schedule 13G/A, FMR and Edward C. Johnson 3rd have sole dispositive power for all such shares, and FMR has sole voting power for 593,471 of such shares.

(7)
We have received copies of separate Schedules 13G as filed with the SEC by (i) APG Group and APG All Pensions Group NV (referred to as "APG NV") and (ii) APG Asset Management US, Inc. (referred to as "APG US") and Stichting Pensioenfonds ABP (referred to as “Stichting”), reporting ownership of these shares as of December 31, 2013. As reported by APG US and Stichting in their Schedule 13G, APG US and Stichting each have sole dispositive and voting power for all such shares, which shares include those reported by APG Group and APG NV in their respective Schedule 13G by virtue of Stichting's ownership of APG US, APG Group, and APG NV. As reported by APG Group and APG NV in their Schedule 13G, APG Group and APG NV each have sole dispositive and voting power for all such shares. APG NV is the exclusive investment manager with the power to vote and make all investment decisions for all such shares. APG NV has delegated its investment and voting power with respect to these shares to APG US.

(8)
We have received a copy of Schedule 13G/A as filed with the SEC by Cohen & Steers, Inc. (referred to as “Cohen Inc.”), Cohen & Steers Capital Management, Inc. (referred to as “Cohen CM”) and Cohen & Steers UK Limited (referred to as “Cohen UK”) reporting ownership of these shares as of December 31, 2013. As reported in said Schedule 13G/A, Cohen Inc. has sole dispositive power for all such shares and sole voting power for 3,944,837 of such shares, Cohen CM has sole voting power for 3,839,056 of such shares and sole dispositive power for 4,812,469 of such shares, and Cohen UK has sole voting power for 105,781 such shares and sole dispositive power for 173,217 such shares.

(9)	Includes 12,000 options to purchase our Common Shares exercisable within 60 days.

(10)
Includes 12,000 Common Shares which may be acquired upon the exercise of options to purchase Common Shares exercisable within 60 days and also includes 2,907,316 Common Shares which may be acquired upon exchange of 2,907,316 Units of TPLP. Includes 38,237 Common Shares which have been pledged as security for certain personal loans. None of such shares are pledged by any Director or NEO.

Certain Relationships and Related Party Transactions

As of December 31, 2013, the Company, through its ownership of the Tanger GP and Tanger LP Trusts, owned 94,505,685 units of the Operating Partnership and other limited partners (the "Non-Company LPs") collectively owned 5,145,012 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company's Common Shares, subject to certain limitations to preserve the Company's REIT status. Most of the Non-Company LPs are the descendants of Stanley Tanger, the Company's founder (including Steven Tanger, the Company's CEO), their spouses or former spouses or their children and/or trusts for their benefit.

During 2013, 67,428 Class A common limited partnership units were exchanged for 67,428 Common Shares of the Company. For the year ended December 31, 2013, the Non-Company LPs received quarterly distributions of earnings from the Operating Partnership totaling $4.3 million.

In 2004, the Company adopted a Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), which is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then "CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company.  Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

In 2009, the Company adopted the Related Party Transaction Policy and Procedures, which is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices.  The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2014 and to perform such other services as may be required.  The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2013.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.  See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012.

Vote Required.  The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present.  Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2013, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (referred to as “PwC”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by PwC of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance.  We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting.  PwC is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and

2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, PwC reports directly to us.  We appointed PwC as the Company’s independent registered public accounting firm and approved the compensation of the firm.  We reviewed and approved all non-audit services performed by PwC during 2013 and determined that the provision of the services was compatible with maintaining PwC’s independence. Each year we pre-approve certain specific non-audit services and associated fees to be performed by PwC, including certain tax consulting services for which any one service would be $30,000 or less, and for all such services which would be less than $250,000 in the aggregate.  In addition, we have delegated to the chairman of the Audit Committee the authority to pre-approve other non-audit services to be performed by PwC and associated fees, provided that the chairman reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with PwC its independence.

We reviewed and discussed the 2013 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and PwC.  We also discussed the certification process with the CEO and CFO.  Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective.  We discussed with PwC the matters required to be discussed by PCAOB AU 380.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The following is a summary of the fees billed to the Company by PwC for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit fees	$894,500	$733,075
Audit-related fees	113,000	15,000
Tax fees-tax compliance and preparation fees	274,190	246,709
Subtotal	1,281,690	994,784
Tax Fees-other	47,850	25,118
All other fees	—	—
Subtotal	47,850	25,118
Total	$1,329,540	$1,019,902

The audit fees for the years ended December 31, 2013 and 2012, respectively, were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting and the separate audits of one unconsolidated joint venture.  The audit fees for the year ended December 31, 2013 increased compared to the year ended December 31, 2012 primarily due to the acquisition of a controlling interest in a property previously held in a joint venture in which we owned a one-third interest.

The audit-related fees for the years ended December 31, 2013 and 2012 included services related to documents filed with the SEC and, for 2013, services related to the issuance of comfort letters.

The tax fees for the year ended December 31, 2013 and 2012 were for tax compliance and preparation including tax return preparation and review.

The tax fees – other for the year ended December 31, 2013 and 2012 were for tax planning, advice, and consulting.

The percentage of tax fees and tax fees-other approved pursuant to the pre-approved policies was 24% during 2013 and 31% during 2012.

THE AUDIT COMMITTEE
Thomas J. Reddin (Chair)
Jack Africk
William G. Benton
Donald G. Drapkin
Thomas E. Robinson

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a "say-on-pay" advisory vote every year and the next "say-on-pay" advisory vote will occur at the 2015 Annual Meeting of Shareholders. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company's compensation program is designed to reward both teamwork and the individual officer's contribution to the Company with respect to annual and longer-term goals. The Company's primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2013, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

•	For the year ended 2013, our adjusted Funds from Operations ("FFO") increased 14.6% as compared to the prior year.

•	Our same-center net operating income ("NOI") within our consolidated portfolio grew 4.3% in 2013, marking the 36th consecutive quarter of growth in same-center NOI.

•	Our year end 2013 occupancy rate within our consolidated portfolio was 98.9%, marking the 33rd consecutive year we have achieved a year end occupancy rate at or above 95%.

•	On April 4, 2013, we increased our cash dividend from $0.210 to $0.225 representing the 20th consecutive year of increased cash dividends.

•
We increased our portfolio of properties that we own, or have ownership interests in, by 2.8% with the development of one new property in the United States and the acquisition of a controlling interest in a property previously held in one of our unconsolidated joint ventures.

•
We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon. Accordingly, over the past ten years a $100 investment in the Company would have increased to $465 on December 31, 2013 and would have outperformed an investment in the SNL US Equity REIT Index by 193%, the SNL US Retail REIT Index by 190% and the Russell 3000 by 217% over the same period.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. For a discussion of FFO and NOI, please see our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 3, 2014 beginning on page 54.

Vote Required. This non-binding advisory vote shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

APPROVAL OF THE INCENTIVE AWARD PLAN OF TANGER FACTORY OUTLET CENTERS, INC. AND TANGER PROPERTIES LIMITED PARTNERSHIP
(AS AMENDED AND RESTATED AS OF APRIL 4, 2014)

The Board of Directors is requesting that the shareholders vote in favor of approving the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (as amended and restated as of April 4, 2014 (the “Amended and Restated Incentive Award Plan”). The Board is not requesting that the shareholders approve any increase in the number of shares subject to the Amended and Restated Incentive Award Plan or any of the individual award limits under the Amended and Restated Incentive Award Plan. The Board is instead requesting that the Amended and Restated Incentive Award Plan be approved by the shareholders so that:

•	The Incentive Award Plan will not expire;

•	The Company may continue to grant awards intended to constitute “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	Certain provisions intended to reflect good corporate governance practices may be added.

On May 29, 1993, we first adopted the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (as amended through May 14, 2010, the “Incentive Award Plan”). The Incentive Award Plan was subsequently amended from time to time and was last amended on May 14, 2010. On April 4, 2014, the Compensation Committee of our Board approved, and recommended that our full Board approve, the Amended and Restated Incentive Award Plan, an amendment and restatement of the Incentive Award Plan, in the form attached as Appendix A to this proxy statement. On April 4, 2014, our Board approved the Amended and Restated Incentive Award Plan. The Amended and Restated Incentive Award Plan, as approved by our Board and our Compensation Committee will terminate if not approved by our shareholders pursuant to this Proposal 4. If this Proposal 4 is approved by our shareholders, then the Amended and Restated Incentive Award Plan will continue in effect by its terms until April 4, 2024.

The Incentive Award Plan was set to expire by its terms on May 14, 2014. In order that the Incentive Award Plan remain in effect after May 14, 2014, the Board approved the Amended and Restated Incentive Award Plan, but provided that no additional awards would be made following May 14, 2014 unless the shareholders approved the Amended and Restated Incentive Award Plan pursuant to this Proposal 4. We believe that shareholder approval of the Amended and Restated Incentive Award Plan is appropriate to enable the Company, the Partnership and their subsidiaries to continue to obtain and retain the services of the types of professional, technical and managerial employees, consultants and directors considered essential to the long range success of the Company by providing and offering them an opportunity to own Common Shares and/or rights which reflect the growth, development and financial success of the Company. Further, we believe we will be at a competitive disadvantage if we are not able to offer our employees, directors and consultants equity, equity-based and other incentive compensation awards as we have had the ability to do since the Incentive Award Plan was originally adopted in 1993.

In addition, we are also seeking shareholder approval in order to satisfy the shareholder approval requirements of Section 162(m) of the Code. In general, Section 162(m) of the Code places a limit on the deductibility for federal income tax purposes of the compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer) (“Covered Employees”). Under Section 162(m) of the Code, compensation paid to a Covered Employee in excess of $1,000,000 in a taxable year generally is not deductible by the Company. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against the $1,000,000 deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders every five years. The material terms of the performance goals under the Amended and Restated Incentive Award Plan are discussed below, and shareholder approval of this Proposal 4 and the Amended and Restated Incentive Award Plan will be deemed to constitute approval of the material terms of the performance goals under the Amended and Restated Incentive Award Plan for purposes of the shareholder approval requirements of Section 162(m) of the Code. We believe that it is in the best interests of the Company and our shareholders to preserve the ability to grant “performance-based” compensation under Section 162(m) of the Code.

If our shareholders do not approve the Amended and Restated Incentive Award Plan pursuant to this Proposal 4, the Amended and Restated Incentive Award Plan will not become effective, and we will not make any grants pursuant to the terms of the Amended and Restated Incentive Award Plan. The Incentive Award Plan will, however, remain in effect until May 14, 2014 and we may continue to grant awards under such plan pursuant to its current terms through its expiration. In addition, all previously granted awards will continue to be subject to the Incentive Award Plan.

As of March 1, 2014, there were 2,160,268 shares available for grant under the Incentive Award Plan.  Additionally, as of March 1, 2014, there were 426,800 options outstanding under the Company’s equity compensation plans with a weighted average exercise price of $29.56 and weighted average remaining term of 8.66 years.  In addition, as of March 1, 2014, there were 2,716,069 full-value awards outstanding (including non vested performance awards at target) under the Company’s equity compensation plans.  Other than the foregoing, no other awards under the Company’s equity compensation plans were outstanding or available for grant as of March 1, 2014.

References in this Proposal 4 to the “Company” also refers to the “Partnership”.

THIS PROPOSAL IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ACTUAL TERMS AND CONDITIONS OF THE AMENDED AND RESTATED INCENTIVE AWARD PLAN.
Equity Plan Amendments
The material amendments included in the Amended and Restated Incentive Award Plan approved by the Board on April 4, 2014 since the Incentive Award Plan was last approved by shareholders on May 14, 2010 are described below.

•
Changes to Reflect Good Governance Practices. The following changes were approved based on the Board’s ongoing efforts to incorporate evolving good governance practices into our executive compensation programs, as well as the recommendations of management and other third party advisors:

◦
Conservative Share Counting. Any shares that (i) are withheld in payment of the exercise price or taxes with respect to any option or share appreciation right ("SAR"), (ii) purchased in the open market with the proceeds from the exercise of an option, or (iii) are not issued in connection with share settlement of a SAR, will not be added back to the shares available for issuance under the Amended and Restated Incentive Award Plan.

◦	Director Limit. No independent director may receive awards in any one fiscal year with aggregate value in excess of $500,000.

◦
Prohibition on Repricing. The Company may not, without shareholder approval, (i) reduce the price per share of any outstanding options or SARs granted under the Amended and Restated Incentive Award Plan, or (ii) cancel any option or SAR in exchange for cash or another award (including other options or SARs) when the exercise price per share exceeds the fair market value of the underlying Common Shares.

◦	Clawback. All awards under the Amended and Restated Incentive Award Plan may be subject to any clawback policy of the Company, the Partnership or any of their respective subsidiaries.

◦	Limits on Dividends and Dividend Equivalents. No dividends or dividend equivalents may be paid on unvested awards subject to performance-based vesting.

•
Additional Performance Criteria. The Amended and Restated Incentive Award Plan also expands the performance criteria that may form the basis for any “performance-based” compensation for purposes of Section 162(m) of the Code. In addition to the performance criteria under the existing plan, the Administrator also has the discretion to structure one or more of awards intended to be “performance-based” compensation so that it will vest upon the achievement of one or more of (a) the following business criteria with respect to the Company, the Partnership or any subsidiary or any division or operating unit of any of them: (i) adjusted net income; (ii) operating cash flow and free cash flow; (iii) adjusted earnings per share; (iv) adjusted funds from operations; (v) appreciation in the fair market value of a Partnership unit; (vi) costs; (vii) expenses; (viii) price per share; (ix) implementation or completion of critical projects; (x) market share; (xi) economic value; (xii) debt levels or reductions, (xiii) sales-related goals, (xiv) operating efficiency, (xv) employee satisfaction, (xvi) financing or other capital raising transactions, (xvii) recruiting and maintaining personnel, (xviii) year-end cash, and (xix) leasing activity, (xx) acquisition activity, (xxi) investment sourcing activity, (xx) customer service, (xxi) marketing initiatives, and (xxii) earnings before any one or more of the following items: interest, taxes, depreciation, amortization or non-cash equity-based compensation expense, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices; and (b) the following objective performance criteria as applied to any employee: implementation or completion of critical projects. For a complete list of all performance criteria, see “Overview of the Amended and Restated Incentive Award Plan-Section 162(m) of the Code” below.

•
Additional Types of Award. In addition to options, restricted shares, performance awards, deferred shares, and share payments, the Amended and Restated Incentive Award Plan provides for the following additional types of awards: (i) restricted share units, (ii) dividend equivalents, (iii) deferred share units, (iv) profits interests, and (v) share appreciation rights.

•
Eligible Individuals. In addition to grants to employees and independent directors, the Amended and Restated Incentive Award Plan permits the grant of awards to consultants of the Company, the Partnership and their subsidiaries who have provided or are expected to provide substantial or material services to the Company, the Partnership or any of their subsidiaries.

•
Automatic Exercise. The Amended and Restated Incentive Award Plan provides for automatic exercise of in-the-money options and share appreciation rights held by employees as of the last business day of the applicable exercise period. The exercise price and withholdings with respect to any such automatic exercise may, at the discretion of the Administrator, be paid through a surrender of shares otherwise issuable upon such exercise.

•
Transferability. Under the Amended and Restated Incentive Award Plan, the Administrator may, in its discretion, permit participants to transfer awards to certain family members. Further, participants are entitled to designate beneficiaries with respect to their awards.

Overview of the Amended and Restated Incentive Award Plan

The principal terms and conditions of the Amended and Restated Incentive Award Plan, whether or not modified in connection with the amendment and restatement thereof, are summarized below.

Authorized Shares Not Increased

Under the Amended and Restated Incentive Award Plan, the aggregate number of Common Shares that may be granted is 15,400,000. This is the same number of shares as was available for grant under the Incentive Award Plan. The Amended and Restated Incentive Award Plan does not contain any increase in the number of shares that may be issued under the Incentive Award Plan. As of March 27, 2014, the closing price of a common share of the Company on the New York Stock Exchange was $34.71.

Share Counting

When determining the number of shares available for issuance under the Amended and Restated Incentive Award Plan, the Administrator may adopt reasonable share counting procedures and, in general, shares issued in connection with any award that is canceled, forfeited or settled in cash will again become available for issuance under the Amended and Restated Incentive Award Plan and shares granted as substitution awards will not reduce the number of shares available for issuance. However, the following shares may not be added back to the number of shares available for issuance: (i) shares tendered to pay the exercise price of an option or SAR; (ii) shares withheld for payment of taxes for an option or SAR; (iii) shares purchased on the open market with cash proceeds from the exercise of options; and (iv) shares subject to an SAR that are not issued in connection with share settlement.

Administration

The Compensation Committee (or another committee or subcommittee of the Board or the Compensation Committee assuming the functions of the Compensation Committee under the Amended and Restated Incentive Award Plan) (or, in the case of awards to non-employee directors, the Board) (the “Administrator”) administers the Amended and Restated Incentive Award Plan and the awards thereunder. The Administrator is authorized to designate from among eligible individuals the persons to whom awards are to be granted, the type and amount of those awards, and the terms and conditions thereof, consistent with the terms and conditions of the Amended and Restated Incentive Award Plan. The Administrator is also authorized to establish, adopt, and revise rules relating to the administration of the Amended and Restated Incentive Award Plan.

Subject to certain limitations (and to the extent permitted by applicable law), the Amended and Restated Incentive Award Plan authorizes the Board or the Committee to delegate certain specified authority and administrative duties to a committee of one or more members of the Board or one more officers of the Company.

Eligibility

Awards may be made to any of employees of the Company, the Partnership or their subsidiaries, consultants of the Company, the Partnership or their subsidiaries that have provided or are expected to provide substantial or material services, or non-employee directors of the Company. Currently, there are approximately 610 employees of the Company, the Partnership and their subsidiaries, 25 consultants of the Company, the Partnership and their subsidiaries that have provided or are expected to provide substantial or material services, and seven non-employee directors of the Company. The Administrator determines which employees, consultants and directors will participate in the Amended and Restated Incentive Award Plan.

Award Types

Under the Amended and Restated Incentive Award Plan, the Company may award options, restricted shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments, profits interests (“LTIP Units”) and SARs, or any combination thereof. Each award is subject to such restrictions or requirements as the Administrator may determine. The terms and conditions governing each award are set forth in an award agreement with the awardee. Each type of award is described below.

•
Nonqualified Share Options (“NQSOs”). NQSOs provide for the right to purchase our Common Shares at an exercise price equal to at least the fair market value of our Common Shares on the grant date (except with respect to substitute awards) and have a term of no longer than ten years. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each NQSO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.

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Incentive Share Options (“ISOs”). ISOs are options that have been designed to comply with certain provisions of the Code and expressly designated as ISOs by the Administrator. They are subject to certain restrictions contained in the Code, including, without limitation, exercise price equal to no less than 100% of fair market value of Common Shares on the grant date (or 110% of fair market value of Common Shares if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all classes of shares (“10% shareholders”)) and a ten-year restriction on their term (or five-year restriction if granted to 10% shareholders). ISOs may be subsequently modified to disqualify them from treatment as an ISO. ISOs may only be granted to officers and employees pursuant to the Code. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each ISO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.

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Restricted Shares. Restricted shares consist of Common Shares that may not be sold, assigned, transferred or pledged until certain restrictions or other requirements have expired or been removed. Unless otherwise determined by the Administrator, recipients of restricted shares, unlike recipients of options and certain other equity awards, have voting rights and are credited with dividends prior to the time when the restrictions lapse (unless subject to performance-based vesting).

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Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). RSUs and DSUs represent the right to receive, at a specified time or times, a number of Common Shares or a cash payment equal to the fair market value of a specified number of Common Shares. The holder of RSUs or DSUs shall possess no incidents of ownership with respect to Common Shares represented by the RSUs or DSUs until such Common Shares are transferred to such holder.

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Performance Awards. Performance awards represent the right to receive, at a specific time or times based on performance criteria determined by the Administrator, either a specified number of Common Shares or a cash payment or a combination of both.

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Dividend Equivalents. Dividend equivalents represent a right to receive payments equal to the value of the dividends per share paid by the Company. Dividend equivalents for a performance-based award are only paid to the extent the performance-based vesting conditions are subsequently satisfied and the award vests. No dividend equivalents shall be payable with respect to options or SARs.

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Deferred Shares. Deferred shares are a right to receive Common Shares on a specified date or dates or over any period or periods and may be linked to performance criteria. Unless otherwise provided by the Administrator, a holder of Deferred Shares shall have no rights as a Company shareholder until such time as the award vests and any other applicable conditions and/or criteria are satisfied and the Common Shares underlying the deferred shares have been issued.

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Share Payments. Share payments are payments in the form of Common Shares or an option or other right to purchase such shares, as part of a bonus, deferred compensation or other arrangement. Share payments may be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to an eligible awardee. The number of shares may be based upon specific performance criteria. Unless otherwise provided by the Administrator, a holder of a Share Payment shall have no rights as a Company shareholder until such time as the award vests and the Common Shares underlying the share payment has been issued.

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LTIP Units. LTIP Units are units of the Partnership that are intended to be “profits interests” within the meaning of the Code and, unless otherwise determined by the Administrator, may only be issued for performance of services to or for the benefit of the Partnership as a partner or in anticipation of becoming a partner. LTIP Units are subject to the terms and conditions of the partnership agreement of the Partnership and such other restrictions as the Administrator may impose.

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Share Appreciation Rights. SARs provide for payments to the holder based upon increases in the price of our Common Shares over the exercise price for such SAR. Except with respect to substitute awards, the exercise price will be equal to at least the fair market value of our Common Shares on the date of grant. SARs may not have a term exceeding ten years from the date of grant.

Award Limitations

Award Limits Not Increased

No participant shall be eligible to receive in any one year (a) awards with respect to Common Shares in excess of 720,000 Common Shares or (b) awards paid in cash in excess of $2,000,000. These award limits are the same as the award limits as in effect prior to the adoption of the Amended and Restated Incentive Award Plan. The Amended and Restated Incentive Award Plan does not contain any increase in these award limits.

Director Limit

In addition, the Amended and Restated Incentive Award Plan provides that no independent director shall be eligible to receive awards with an aggregate value in excess of $500,000 during any year.

No Repricing Without Shareholder Approval

The Company may not, without prior approval from our shareholders, (a) reprice any options or SARs issued under the Amended and Restated Incentive Award Plan or (b) cancel any options or SARs in exchange for cash or another award (including other options or SARs) when the exercise price per share exceeds the fair market value of the underlying Common Shares.

Awards Subject to Clawback

The Administrator has the right to provide that (a) any economic benefit received by an awardee will be repaid to the Company and any award held by the awardee will be forfeited in the event of the termination of such awardee’s service under certain circumstances (including, for cause) or such awardee’s engagement in conduct harmful to the interests of the Company and (b) all awards will be subject to any claw-back policy implemented by the Company, the Partnership or any of their subsidiaries.

REIT Limitations

Given the Company’s status as a REIT, no award will be granted or awarded and, with respect to awards already granted, no such award will vest, be exercisable or be settled (a) to the extent such action would cause the participant to be in violation of any ownership limit or any related provisions in the Company’s Articles of Incorporation or (b) the award could result in income to the Company which could cause the Company to fail to satisfy the gross income limitations set forth in Section 856(c) of the Code or otherwise impair the Company’s status as a REIT.

Miscellaneous Provisions

Adjustment Upon Certain Events

The number and kind of securities with respect to which awards may be granted, the number and kind of securities subject to outstanding awards, the terms and conditions (including performance targets or criteria) and the grant price or exercise price of outstanding awards may be equitably adjusted as the Administrator deems appropriate, in its discretion, to reflect any dividend or other distribution, recapitalization, reclassification, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Shares, partnership units or other securities of the Company, issuance of warrants or other rights to purchase Common Shares, partnership units or other securities of the Company, or other similar corporate transaction or event (other than an equity restructuring) that affects the Common Shares or the share price of the Common Shares, other than an equity restructuring. In the event of an equity restructuring, the Administrator will make equitable adjustments in the number and type of securities and the exercise or grant price for outstanding awards and the number and type of securities that may be issued under the Amended and Restated Incentive Award Plan.

In addition, in the event of a transaction or event described above or any unusual or nonrecurring transactions or events affecting the Company or any affiliate thereof (or their respective financial statements) or of changes in applicable laws, regulations or accounting principles, the Administrator is authorized to take certain actions that are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended and Restated Incentive Award Plan or with respect to any award, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles. Such actions may include, without limitation (1) termination of an award in exchange for cash and/or other property or replacement of an award with other rights or property, (2) imposition of limitations on vesting or exercise of or payment with respect to any award after the applicable transaction or event, (3) provision for an award to be exercisable, payable or fully vested, (4) assumption of an award by (or substitution with a similar award of) a successor or surviving corporation, or a parent or subsidiary thereof, (5) adjustment in the number and type of securities or property subject to outstanding awards and the terms and conditions of outstanding and future awards, and (6) termination of any restrictions, forfeiture or repurchase rights with respect to any award.

Further, in the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares or share price of Common Shares, including an equity restructuring, the Company may in its sole discretion refuse to permit the exercise of any award for a period of 30 days prior to the consummation of any such transaction.

Tax Withholding

The Company and the Partnership are entitled to require participants to discharge withholding tax obligations in connection with the issuance, vesting, exercise, payment or other taxable event related to any award. Shares held by or to be issued to a participant as a result of an award may, in the Administrator’s discretion, also be used to discharge the minimum tax withholding obligations.

Section 162(m) of the Code

The Compensation Committee, in its sole discretion may determine whether or not awards are intended to constituted “performance-based” compensation under Section 162(m) of the Code. Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent awards are intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the performance criteria will be based on share price appreciation (in the case of options or SARs) or one or more of the following factors (in the case of other awards), each of which may be adjusted as provided in the Amended and Restated Incentive Award Plan:

With respect to the Company, the Partnership or any subsidiary or any division or operating unit of any of them:

•	net income or adjusted net income

•	pre-tax income

•	operating income

•	cash flow (including, without limitation, operating
cash flow and free cash flow)

•	earnings per share or adjusted earnings per share

•	return on equity

•	return on invested capital or assets

•	cost reductions or savings

•	funds from operations or adjusted funds from operations

•	appreciation in the fair market value of a common share or a Partnership unit

•	total return performance on common shares as reported in the Company’s annual proxy statement

•	operating profit

•	costs

•	expenses

•	working capital

•	price per share

•	implementation or completion of critical projects

•	market share

•	economic value

•	debt levels or reductions

•	sales-related goals

•	operating efficiency

•	employee satisfaction

•	financing or other capital raising transactions

•	recruiting and maintaining personnel

•	year-end cash

•	leasing activity

•	acquisition activity

•	sourcing activity

•	customer service

•	marketing initiatives

•	earnings before any one or more of the following items: interest, taxes, depreciation, amortization or non-cash equity-based compensation expense

With respect to any employee:

•	lease renewals

•	occupancy rates

•	average tenant sales per square foot

•	rental rates

•	implementation or completion of critical projects

Transferability

Awards under the Amended and Restated Incentive Award Plan may not be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution or, with the consent of the Administrator, pursuant to a domestic relations order, unless and until the awards have been exercised, the shares underlying such awards have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, an Administrator may permit an awardee to transfer an award to certain family members and the awardee may designate a beneficiary with respect to an award.

Plan Amendment and Termination

The following plan amendments or plan-related actions require approval by our shareholders:

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Increases in (a) the number of shares reserved under the Amended and Restated Incentive Award Plan or (b) the maximum number of shares or maximum dollar amount of awards that may be granted to a participant in any one year (except, in each case, for adjustments resulting from share splits, share dividends, etc.);

•	The grant of options (other than substitute awards) at an exercise price below the fair market value of a common share on the date of grant;

•	The extension of the exercise period of any option beyond ten years from the date of grant;

•
The reduction of the exercise price of any previously-issued options or SARs or the cancellation of any options or SARs in exchange for cash or another award (including other options or SARs) when the exercise price per share exceeds the fair market value of the underlying Common Shares; and

•	The cancellation of any option or SAR in exchange for cash or another award (including other options or SARS) when the exercise price exceeds fair market value of a common share.

In other respects, the Amended and Restated Incentive Award Plan can be amended, modified, suspended or terminated at the discretion of the Board or Compensation Committee, unless such action would otherwise require shareholder approval as a matter of applicable law, regulation or rule. However, except as permitted in the Amended and Restated Incentive Award Plan or the applicable award agreement, amendments to the Amended and Restated Incentive Award Plan may not impair an awardee’s rights under a previously granted award without the awardee’s consent. The Amended and Restated Incentive Award Plan will expire and no award may be granted thereunder after April 4, 2024.

Governing Law

The Amended and Restated Incentive Award Plan will be administered, interpreted and enforced under the internal laws of the state of North Carolina without regard to conflicts of laws thereof or of any other jurisdiction.

New Plan Benefits

The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended and Restated Incentive Award Plan will be determined in the discretion of the Administrator in the future, and the Administrator has not made any determination to make future grants to any such persons under the Amended and Restated Incentive Award Plan as of the date of this proxy statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Amended and Restated Incentive Award Plan or the benefits that would have been received by such participants if the Amended and Restated Incentive Award Plan (as amended and restated) had been in effect in the year ended December 31, 2013.

Federal Income Tax Consequences

This discussion regarding federal tax consequences is intended for the general information of our shareholders, not participants in the Amended and Restated Incentive Award Plan. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

Section 162(m) of the Code

The Amended and Restated Incentive Award Plan has been designed to meet the requirements of Section 162(m) of the Code regarding deductibility of executive compensation. Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including, without limitation, base salary, annual bonus, option exercises and nonqualified benefits) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. The Section 162(m) deduction limit does not apply to qualified “performance-based” compensation established by an independent compensation committee which is adequately disclosed to, and approved by, shareholders.

In order to qualify for the exemption for “performance-based” compensation, Section 162(m) of the Code requires that: (i) the compensation be paid solely on account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals be established by a compensation committee comprised solely of two or more “outside directors,” (iii) the material terms of the performance goals under which the compensation is to be paid be disclosed to and approved by the company’s shareholders and (iv) a compensation committee of “outside directors” certify that the performance goals have indeed been met prior to payment. Section 162(m) of the Code contains a special rule for options and share appreciation rights that provides that options and share appreciation rights will satisfy the “performance-based” compensation exemption if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets forth the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the share price after the grant date.

We believe that the Amended and Restated Incentive Award Plan has been designed to permit the Compensation Committee to grant awards that will qualify as “performance-based” compensation. If the Amended and Restated Incentive Award Plan is approved by our shareholders and the other requirements of Section 162(m) of the Code are met, the Compensation Committee may (but is not required to) grant awards under the Amended and Restated Incentive Award Plan that are intended to constitute “performance based” compensation under Section 162(m) of the Code. However, even if we intend to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

Section 409A of the Code

Certain awards under the Amended and Restated Incentive Award Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the code or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

Federal Tax Treatment of Various Awards

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Nonqualified Share Options. An awardee of NQSOs does not realize taxable income upon receiving an option, nor are we entitled to any deduction at the time of grant. Upon exercise of an NQSO, the awardee realizes ordinary income, and we are entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the share on the date of exercise. An awardee’s basis for the share for the purpose of determining gain or loss on the subsequent disposition of the shares is the fair market value of the share on the date of exercise.

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Incentive Share Options. There is no taxable income to an awardee of ISOs either at the time of grant or upon exercise; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price is an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of share issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us unless the optionee disposes of the shares within two years after the date of grant or within one year of the date the shares were transferred to the optionee. In that event, the difference between the option exercise price and the fair market value of the shares on the date of the exercise is taxed at ordinary income rates, and we are entitled to a deduction to the extent the employee must recognize ordinary income. An ISO that is exercised more than three months after retirement is taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. We are entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

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Restricted Shares. Unless an election is made under Section 83(b) of the Code, an awardee of restricted shares does not have taxable income upon receipt of restricted shares and we are not entitled to a deduction upon issuance. However, when the restrictions lapse such that the shares are no longer subject to forfeiture or, if applicable, repurchase by us, the recipient realizes ordinary income and we are entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price thereof. If an election is made under Section 83(b), the awardee realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and we are entitled to a deduction in the same amount.

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Restricted Share Units. An awardee of RSUs does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.

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Performance Awards. An awardee of performance awards does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.

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Dividend Equivalents. An awardee of dividend equivalents does not realize taxable income at the time of grant, and we are not entitled to a deduction at that time. When a dividend equivalent is paid, the awardee recognizes ordinary income and we are entitled to a corresponding deduction.

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Deferred Shares. An awardee of deferred shares generally does not have taxable income upon receipt of deferred shares nor are we entitled to a deduction upon issuance. When the deferred shares vest and are issued to the awardee, the awardee realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred shares.

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Deferred Share Units. An awardee of deferred share units generally does not have taxable income upon receipt of deferred share units nor is the Company entitled to a deduction upon issuance. When shares underlying the deferred share units are issued to the awardee (or a payment is made equal to the fair market value of such shares), the awardee generally realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance (or the amount of payment) over the purchase price, if any, for the deferred share unit.

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Share Payments. An awardee of a share payment in lieu of a cash payment that would otherwise have been made is taxed as if the cash payment has been received, and we have a deduction in the same amount.

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Share Appreciation Rights. An awardee of SARs realizes no taxable income at the time of receipt of a SAR. Upon exercise, the fair market value of the shares (or cash in lieu of shares) received is taxable as ordinary income in the year of the SAR’s exercise. We are entitled to a deduction for compensation paid in the same amount that the awardee realizes as ordinary income.

Equity Compensation Plan Information
The following table provides information as of December 31, 2013 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	1,415,219	$24.13	3,140,128
Equity compensation plans not approved by security holders	—	—	—
Total	1,415,219	$24.13	3,140,128

(1)
Includes 933,769 restricted Common Shares that were issued in January 2014 under the 2010 Multi-Year Performance Plan. Under the plan, we issued 382,000 notional units, net of notional units forfeited, which would convert into restricted Common Shares on a one-for one basis to one-for-three basis depending upon the amount by which the Company's Common Shares appreciated above a minimum level over a four year performance period ending December 31, 2013.  Also includes 315,150 restricted Common Shares, the maximum amount of restricted Common Shares that may be issued under the 2013 OPP. Under the 2013 OPP, award recipients may earn up to an aggregate of 315,150 restricted Common Shares of the Company based on the Company’s absolute share price appreciation (or total shareholder return) and its share price appreciation relative to its peer group, over a three year measurement period from January 1, 2013 through December 31, 2015.The weighted average exercise price in column (b) does not take these awards into account.

(2)
Represents Common Shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award restricted Common Shares, performance awards, deferred shares and share payments.

Vote Required

The Amended and Restated Incentive Award Plan will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED INCENTIVE AWARD PLAN.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange.  Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and the amendments thereto received by us for the year ended December 31, 2013, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 were filed timely, with the exception of two Form 4s reporting three transactions for Mr. Tanger.

Shareholder Proposals and Nominations for the 2015 Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in the 2015 Proxy Statement

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2015 must be received by us no later than December 5, 2014.  Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Other Proposals and Shareholder Nominations for Director

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8.  These procedures provide that nominations for Director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2015 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 16, 2015 and not later than the close of business on February 15, 2015 in order to be considered at the 2015 Annual Meeting. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2015 Annual Meeting of Shareholders will use their discretion in voting the proxies with respect to any such matters.  A shareholder’s notice to nominate a director or bring any other business before the 2015 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2015 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 16, 2015, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2015 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 16, 2015, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Shareholder Suggestions for Director Nominations

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2015 Annual Meeting of Shareholders.  The person proposing the nominee must be a shareholder entitled to vote at the 2015 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice.  Shareholder suggestions for director nominees must be received between January 16, 2015 and February 15, 2015, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion.  The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.

Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Each of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operate under written charters adopted by the Board.  The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company.  We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW", and then, "GOVERNANCE DOCUMENTS”.  Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

Householding of Proxy Materials.

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder would receive a separate voter instruction form if you have received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.  Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household.  If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.  If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

Other Business.

We know of no other business which will come before the meeting for action.  However, if any business other than that described in the Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

APPENDIX A

INCENTIVE AWARD PLAN
OF
TANGER FACTORY OUTLET CENTERS, INC.
AND
TANGER PROPERTIES LIMITED PARTNERSHIP
(AMENDED AND RESTATED AS OF APRIL 4, 2014)
Tanger Factory Outlet Centers, Inc., a corporation organized under the laws of the state of North Carolina (the “Company”), originally adopted the Stock Option Plan for Directors and Executive and Key Employees of Tanger Factory Outlet Centers, Inc. (the “Plan”) on May 28, 1993. The Plan was subsequently amended from time to time and was amended and restated effective as of May 14, 2004 in order to merge the Plan with the Partnership Unit Option Plan for Employees of Tanger Properties Limited Partnership (the “Unit Option Plan”). The Plan serves as the successor to the Unit Option Plan, but, as of April 4, 2014 no options granted under the Unit Option Plan remained outstanding and no additional options shall be granted under the Unit Option Plan. The Plan was further amended effective as of December 29, 2008, March 19, 2009, and May 14, 2010 and, as set forth herein, was amended and restated in its entirety, effective as of April 4, 2014. The full name of the Plan, as amended and restated herein, shall be the “Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014).”
The purposes of this Plan are as follows:
(1)    To further the growth, development and financial success of the Company and the Partnership by providing additional incentives to directors and employees and consultants of the Company, the Partnership and their subsidiaries, who have been or will be given responsibility for the management or administration of the Company’s business affairs, by assisting them to become owners of Common Shares and thus to benefit directly from such growth, development and financial success.
(2)    To enable the Company, the Partnership and their subsidiaries to obtain and retain the services of the types of professional, technical and managerial employees, consultants and directors considered essential to the long range success of the Company by providing and offering them an opportunity to own Common Shares and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.
DEFINITIONS

Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.
Section 1.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 10.2 or the Committee has delegated administration to one or more persons pursuant to Section 10.6.
Section 1.2    “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s, the Partnership’s or any Subsidiary’s financial statements under United States federal securities laws from time to time.

Section 1.3    “Automatic Exercise Date” shall mean, with respect to an Option or Share Appreciation Right, the last business day of the applicable term of such Option or Share Appreciation Right that was initially established by the Administrator for such Option or Share Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Share Appreciation Right if the Option or Share Appreciation Right initially had a ten-year term).
Section 1.4    “Award” shall mean an Option, a Restricted Share award, a Restricted Share Unit award, a Performance Award, a Dividend Equivalent award, a Deferred Share award, Deferred Share Unit award, a Share Payment award, an LTIP Unit award, or a Share Appreciation Right which may be awarded or granted under the Plan.
Section 1.5    “Award Agreement” shall mean a written notice, agreement, terms and conditions, contract or other instrument or document executed by an authorized officer of the Company, the Partnership or a Subsidiary, as applicable, and the Holder, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
Section 1.6    “Award Limit” shall mean (a) with respect to Awards paid in Common Shares, 720,000 Common Shares; and (b) with respect to Awards paid in cash, $2,000,000, in each case as adjusted pursuant to Section 11.3.

Section 1.7	“Board” shall mean the Board of Directors of the Company.

Section 1.8	“Change in Control” shall mean:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding Common Shares (the “Outstanding Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.8; or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to an Award or any portion of an Award that provides for the deferral of compensation and is subject to Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required to avoid the imposition of additional taxes under Section 409A.
The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
Section 1.9    “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations and official guidance promulgated thereunder.
Section 1.10     “Committee” shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board or the Compensation Committee, appointed as provided in Section 10.1.
Section 1.11    “Common Shares” shall mean the common shares of the Company, par value $0.01 per share, and, where the context so requires (including, without limitation, in Sections 1.26, 11.3, 11.9, 11.11, 11.14, 11.17 and 11.23), LTIP Units, or any successor securities thereto.
Section 1.12    “Company” shall mean Tanger Factory Outlet Centers, Inc., a North Carolina corporation, or any successor corporation thereto.
Section 1.13    “Company Consultant” shall mean any consultant or advisor of the Company or any Company Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law and (b) has provided or is expected to provide substantial or material services to the Company or any Company Subsidiary, as determined by the Administrator.
Section 1.14    “Company Employee” shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.
Section 1.15    “Company Subsidiary” shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.
Section 1.16    “Consultant” shall mean any Company Consultant or Partnership Consultant.
Section 1.17    “Deferred Share Unit” shall mean a right to receive Common Shares awarded under Section 8.6.

Section 1.18    “Deferred Shares” shall mean Common Shares awarded under Article VIII of the Plan.
Section 1.19    “Director” shall mean a member of the Board.
Section 1.20    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Shares) of dividends paid on Common Shares, awarded under Section 8.3.
Section 1.21    “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
Section 1.22    “Eligible Individual” shall mean any person who is an Employee, Consultant or Independent Director, as determined in the sole discretion of the Administrator.
Section 1.23    “Employee” shall mean any Company Employee or Partnership Employee.
Section 1.24    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Common Shares (or other securities of the Company) or the share price of Common Shares (or other securities) and causes a change in the per-share value of the Common Shares underlying outstanding Awards.
Section 1.25    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
Section 1.26    “Fair Market Value” of a Common Share as of a given date shall be (i) the closing price of the Common Shares, on the principal exchange on which Common Shares are trading, on the trading day previous to such date, or, if Common Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; (ii) if such Common Shares are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, (A) the last sales price (if the Common Shares are then listed as Global Market Issue under the Nasdaq Global Market System) or (B) the mean between the closing representative bid and asked prices for the Common Shares on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if such Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the fair market value of a Common Share as established by the Administrator acting in good faith.
Section 1.27    “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
Section 1.28    “Holder” shall mean a person who has been granted or awarded an Award.
Section 1.29    “Incentive Share Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Share Option by the Administrator.
Section 1.30    “Independent Director” shall mean a member of the Board who is not an Employee.
Section 1.31    “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 8.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.
Section 1.32    “Non-Qualified Share Option” shall mean an Option which is not an Incentive Share Option.
Section 1.33    “Option” shall mean an option to purchase Common Shares granted under Article IV of this Plan. An Option granted under this Plan shall, as determined by the Administrator, be either a Non-Qualified Share Option or an Incentive Share Option; provided, however, that Options granted to Independent Directors and to individuals other than Company Employees shall be Non-Qualified Share Options.

Section 1.34    “Partnership” shall mean Tanger Properties Limited Partnership, a partnership organized under the laws of the state of North Carolina.
Section 1.35    “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Tanger Properties Limited Partnership, dated as of December 30, 1999, as the same may be amended, modified or restated from time to time.
Section 1.36    “Partnership Consultant” shall mean any consultant or advisor of the Partnership or any Partnership Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law and (b) has provided or is expected to provide substantial or material services to the Partnership or any Partnership Subsidiary, as determined by the Administrator.
Section 1.37    “Partnership Employee” shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or of any Partnership Subsidiary.
Section 1.38    “Partnership Subsidiary” shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.
Section 1.39    “Partnership Unit” shall have the meaning ascribed to such term in the Partnership Agreement.
Section 1.40    “Performance Award” shall mean a cash bonus, share bonus or other performance or incentive award that is paid in cash, Common Shares or a combination of both, awarded under Article VIII of this Plan.
Section 1.41    “Performance Criteria” shall mean (a) the following business criteria with respect to the Company, the Partnership or any Subsidiary or any division or operating unit of any of them: (i) net income or adjusted net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow (including, without limitation, operating cash flow and free cash flow); (v) earnings per share or adjusted earnings per share; (vi) return on equity; (vii) return on invested capital or assets; (viii) cost reductions or savings; (ix) funds from operations or adjusted funds from operations; (x) appreciation in the Fair Market Value of a Common Share or a Partnership Unit; (xi) total return performance on Common Shares as reported in the Company’s annual proxy statement; (xii) operating profit; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) price per share; (xvii) implementation or completion of critical projects; (xviii) market share; (xix) economic value; (xx) debt levels or reductions, (xxi) sales-related goals, (xxii) operating efficiency, (xxiii) employee satisfaction, (xxiv) financing or other capital raising transactions, (xxv) recruiting and maintaining personnel, (xxvi) year-end cash, and (xxvii) leasing activity, (xxviii) acquisition activity, (xxix) investment sourcing activity, (xxx) customer service, (xxxi) marketing initiatives, and (xxxii) earnings before any one or more of the following items: interest, taxes, depreciation, amortization or non-cash equity-based compensation expense, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices; provided, that, to the extent applicable, each of the business criteria described in subsections (i) through (xxxii) shall be determined in accordance with Applicable Accounting Standards; and (b) the following objective performance criteria as applied to any Employee: (i) lease renewals; (ii) occupancy rates; (iii) average tenant sales per square foot; (iv) rental rates; and (v) implementation or completion of critical projects. For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with Applicable Accounting Standards, to any of the business criteria described in subsections (a) and (b) and such adjustments may include one or more of the following: (A) items determined to be extraordinary or unusual in nature or infrequent in occurrence; (B) items related to the sale or disposition of a business or a segment of a business; (C) items related to a change in accounting principles under Applicable Accounting Standards; (D) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (E) items attributable to the business operations of any entity acquired by the Company or the Partnership during the fiscal year; (F) items reflecting adjustments to funds from operations with respect to straight-line rental income as reported in the Company’s Exchange Act reports; (G) items relating to financing activities; (H) expenses for restructuring or productivity initiatives; (I) other non-operating items; (J) items attributable to any share dividend, share split, combination or exchange of shares occurring during the applicable performance period, (J) any other items of significant income or expense which are determined to be appropriate adjustments; (K) items related to amortization of acquired intangible assets; (L) items that are outside the scope of the core, on-going business activities of the Company, the Partnership and the Subsidiaries; (M) items related to acquired in-process research and development; (N) items relating to changes in tax law; (O) items relating to major licensing or partnership arrangements; (P) items relating to asset impairment charges; (Q) items relating to gains or losses for litigation, arbitration and contractual settlements; and (R) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. For all Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
Section 1.42    “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law.
Section 1.43    “Plan” shall mean the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014).
Section 1.44    “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
Section 1.45    “Restricted Share” shall mean a Common Share awarded under Article VII.
Section 1.46    “Restricted Share Unit” shall mean the right to receive Common Shares or cash awarded under Article VIII.
Section 1.47    “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
Section 1.48    “Secretary” shall mean the Secretary of the Company.
Section 1.49    “Section 162(m) Participant” shall mean any Employee designated by the Administrator as an individual whose compensation for the fiscal year of such designation or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
Section 1.50    “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder (including, without limitation, any such regulations or other guidance issued after the effective date of the Plan).
Section 1.51    “Share Appreciation Right” shall mean a share appreciation right granted under Article IX hereof.
Section 1.52    “Share Payment” shall mean (a) a payment in the form of Common Shares, or (b) an option or other right to purchase Common Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Article VIII of the Plan.
Section 1.53    “Subsidiary” shall mean any Company Subsidiary or Partnership Subsidiary.
Section 1.54    “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.
Section 1.55    “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement; provided, that, in any such case, such termination constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the

Department of Treasury Regulations (to the extent required); but excluding terminations where the Holder simultaneously commences or remains in employment and/or service as an Employee and/or Director. For purposes of the Plan, a Holder’s consultancy relations shall be deemed to be terminated in the event that the Subsidiary contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
Section 1.56    “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement; provided, that, in any such case, such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (to the extent required). The Board, in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.
Section 1.57    “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company, the Partnership or any Subsidiary of either of them is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; provided, that, in any such case, such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (to the extent required); but excluding (i) a termination where there is a simultaneous reemployment or continuing employment of such Holder by the Company, the Partnership or any Subsidiary of either of them, (ii) at the discretion of the Administrator, a termination which results in a temporary severance of the employee‑employer relationship, and (iii) at the discretion of the Administrator, a termination which is followed by the simultaneous establishment of a consulting relationship by the Company, the Partnership or any Subsidiary of either of them with the former employee. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Share Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an Employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
Section 1.58    “Termination of Service” shall mean (a) as to a Consultant, a Termination of Consultancy, (b) as to an Employee, a Termination of Employment, and (c) as to a Director, a Termination of Directorship.

ARTICLE II.
SHARES SUBJECT TO PLAN

Section 2.1	Shares Subject to Plan
(a)    Subject to Section 2.2 and adjustment pursuant to Section 11.3, the aggregate number of Common Shares which may be issued with respect to Awards under the Plan shall not exceed 15,400,000. The Common Shares issuable with respect to Awards may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market. Subject to Section 11.3, each LTIP Unit issued pursuant to an Award shall count as one Common Share for purposes of (i) calculating the aggregate number of Common Shares available for issuance under the Plan as set forth in this Section 2.1(a), (ii) calculating the Award Limit and (iii) share counting as set forth in Section 2.2.
(b)    The maximum number of Common Shares and the maximum amount of cash which may be paid with respect to Awards to any individual in any calendar year shall not exceed the Award Limit. Notwithstanding the foregoing, in no event may an Independent Director be granted Awards pursuant to the Plan with an aggregate value (with such value determined as of the date of grant under Applicable Accounting Standards) in excess of $500,000 during any fiscal year of the Company (the “Director Limit”). To the extent required by Section 162(m) of the Code, shares subject to Options or Share Appreciation Rights which are canceled continue to be counted against the Award Limit.

Section 2.2	Share Counting
Notwithstanding Section 2.1(a): (i) the Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards), and make adjustments if the number of Common Shares actually delivered differs from the number of shares previously counted in connection with an Award; (ii) Common Shares that are potentially deliverable under any Award that expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the Holder will not be counted as delivered under the Plan; (iii) Common Shares that have been issued in connection with any Award (e.g., Restricted Shares) that is canceled, forfeited, or settled in cash such that those shares are returned to the Company will again be available for Awards; (iv) Common Shares withheld in payment of the exercise price or taxes relating to any Option or Share Appreciation Right and shares equal to the number surrendered in payment of any exercise price or taxes relating to any Option or Share Appreciation Right shall be deemed to constitute shares delivered to the Holder and shall not be deemed to be again available for Awards under the Plan; (v) Common Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be deemed to be available for Awards under the Plan; and (vi) Common Shares subject to a Share Appreciation Right that are not issued in connection with the share settlement of the Share Appreciation Right on exercise thereof shall be deemed to constitute shares delivered to the Holder and shall not be deemed to be again available for Awards under the Plan; provided, however, that no shares shall become available pursuant to this Section 2.2 to the extent that (x) the transaction resulting in the return of shares occurs more than ten years after the date of the most recent shareholder approval of the Plan, or (y) such return of shares would constitute a “material revision” of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange (or any other applicable exchange or quotation system). In addition (A) in the case of any Award granted in substitution for an award of a company or business acquired by the Company, the Partnership or any Subsidiary, Common Shares issued or issuable in connection with such Substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business and (B) the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Common Shares available for issuance under the Plan. This Section 2.2 shall apply to the share limit imposed to conform to the regulations promulgated under the Code with respect to Incentive Share Options only to the extent consistent with applicable regulations relating to Incentive Share Options under the Code. Because shares will count against the number reserved in Section 2.1 upon delivery, the Administrator may, subject to the share counting rules under this Section 2.2, determine that Awards may be outstanding that relate to a greater number of shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

Section 2.3	Substitute Awards
Substitute Awards shall not reduce the Common Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company, the Partnership or any Subsidiary or with which the Company, the Partnership or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for grant under the Plan; provided that Awards using such available Common Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company, the Partnership or any of the Subsidiaries immediately prior to such acquisition or combination.

ARTICLE III.
GRANTING OF AWARDS

Section 3.1	Participation

The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. To the extent required by applicable law, legal consideration shall be required for each issuance of an Award.

Section 3.2	Award Agreement
Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Share Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

Section 3.3	Provisions Applicable to Section 162(m) Participants
(a)    The Committee, in its sole discretion, may determine whether or not such Award is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. If the Committee, in its sole discretion, decides to grant an Award to an individual that is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code (other than an Option or Share Appreciation Right), then the provisions of this Section 3.3 shall control over any contrary provision contained in the Plan. The Administrator, in its sole discretion, may grant Awards to individuals that are based on Performance Criteria or any such other criteria and goals as the Administrator shall establish, but that do not satisfy the requirements of this Section 3.3 and that are not intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be performance-based compensation as described in Section 162(m)(4)(C) of the Code payable to a Section 162(m) Participant shall be determined on the basis of Applicable Accounting Standards.
(b)    Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, grant any Award to a Section 162(m) Participant, including Restricted Shares the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria, Restricted Share Units that vest and become payable upon the attainment of performance goals which are related to one or more of the Performance Criteria, and any performance or incentive award described in Article VIII that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.
(c)    To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII or VIII to a Section 162(m) Participant which is intended by the Committee to qualify as performance-based compensation, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. Except as otherwise provided by any written agreement between the Company and any applicable

Holder, in determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.
(d)    Unless otherwise provided in the applicable Award Agreement and only to the extent otherwise permitted by Section 162(m) of the Code, as to an Award that is intended to qualify as performance-based compensation requirements of Section 162(m)(4)(C) of the Code, the Holder must be employed by the Company, the Partnership or a Subsidiary throughout the applicable fiscal year or other designated fiscal period or period of service. Unless otherwise provided in the applicable performance targets or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for an applicable fiscal year or other designated fiscal period or period of service only if and to the extent the performance targets for such fiscal year or other designated fiscal period or period of service are achieved.
(e)    Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Section 162(m) Participant and which is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 3.4	Limitations Applicable to Section 16 Persons
Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.5	At-Will Employment
Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of the Company, the Partnership or any Subsidiary, or as a Consultant or Director of the Company, or shall interfere with or restrict in any way the rights of the Company, the Partnership or any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company, the Partnership or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.
Section 3.6    Foreign Participants
Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, the Partnership, and the Subsidiaries operate or have Eligible Individuals, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limit contained in Section 2.1 or the Award Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

ARTICLE IV.
GRANTING OF OPTIONS

Section 4.1	Eligibility

Any Employee or Consultant selected by the Administrator pursuant to Section 4.3(a)(i) shall be eligible to be granted an Option. Any Independent Director selected by the Board pursuant to Section 4.3(b)(i) shall be eligible to be granted an Option.

Section 4.2	Qualification of Incentive Share Options
No Incentive Share Option shall be granted to any person who is not a Company Employee. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Share Option unless such Incentive Share Option conforms to the applicable provisions of Section 422 of the Code.

Section 4.3	Granting of Options
(a)    The Administrator shall from time to time, in its sole discretion, and subject to applicable limitations of this Plan:

(i)	Select from among the Employees and Consultants (including Employees and Consultants who have previously received Awards) such of them as in its opinion should be granted Options;

(ii)	Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Employees and Consultants;

(iii)
Subject to Section 4.2, determine whether such Options are to be Incentive Share Options or Non-Qualified Share Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv)
Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b)    The Board shall from time to time, in its sole discretion, and subject to applicable limitations of this Plan:

(i)	Determine which Independent Directors (including Independent Directors who have previously received Options) such of them as in its opinion should be granted Options; and

(ii)	Subject to the Director Limit, determine the terms and conditions of such Options, consistent with this Plan.
(c)    Upon the selection of an Eligible Individual to be granted an Option, the Administrator shall instruct the Secretary to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.
ARTICLE V.
TERMS OF OPTIONS

Section 5.1	Exercise Price
The exercise price per share of the shares subject to each Option shall be set by the Administrator in its discretion; provided, however, that such price shall be no less than the Fair Market Value of a Common Share on the date the Option is granted (or, as to Incentive Share Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code), and, in the case of Incentive Share Options granted to a Greater than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Common Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

Section 5.2	Option Term
The term of an Option shall be set by the Administrator in its discretion; provided, however, that (i) in the case of Incentive Share Options, the term shall not be more than ten (10) years from the date the Incentive Share Option is granted, or five (5) years from such date if the Incentive Share Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Share Options and the requirements of Section 409A, the Administrator may extend the term of any outstanding Option in connection with any Termination of Service, or amend, subject to Section 11.2, any other term or condition of such Option relating to such a termination.

Section 5.3	Option Vesting
(a)    The period during which the right to exercise an Option in whole or in part vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator and, except as may be limited by the Plan, at any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.
(b)    No portion of an Option which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator (other than with respect to Options granted to Independent Directors) either in the Award Agreement or by action of the Administrator at the time of or following the grant of the Option.
(c)    To the extent that the aggregate Fair Market Value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Share Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of shares shall be determined as of the time the option with respect to such shares is granted.
(d)    In the event of a Change in Control, each Option granted to an Eligible Individual shall be exercisable as to all shares covered thereby immediately prior to the consummation of such Change in Control and subject to such consummation and the Eligible Individual’s continued employment or service through such consummation, notwithstanding anything to the contrary in this Section 5.3 or the vesting schedule of such Option.
Section 5.4    Substitute Awards
Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Common Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Common Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

Section 5.5    Substitution of Share Appreciation Rights
The Administrator may, in its sole discretion, substitute an Award of Share Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Share Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.
ARTICLE VI.
EXERCISE OF OPTIONS

Section 6.1	Partial Exercise

An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

Section 6.2	Expiration of Option Term; Automatic Exercise of In-The-Money Options
Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per Common Share as of such date shall automatically and without further action by the Option Holder, the Company, the Partnership or any Subsidiary be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made through withholding of Common Shares otherwise issuable under such Option (or the return of Common Shares) having a Fair Market Value equal to the sums required to be withheld and the Company, the Partnership or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.5. Unless otherwise determined by the Administrator, this Section 6.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per Common Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.2.

Section 6.3	Manner of Exercise
All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary or his office prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Award Agreement:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations and any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates or book entries evidencing shares and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)    Full cash payment of the exercise price and applicable withholding taxes to the Secretary for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may in its discretion allow payment, in whole or in part, through (i) the delivery of Common Shares owned by the Holder, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) the surrender of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) the delivery of property of any kind which constitutes good and valuable consideration; (iv) the delivery of a notice that the Holder has placed a market sell order with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (v) any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv). The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company, the Partnership or any Subsidiary when or where such loan or other extension of credit is prohibited by law, and payment in the manner prescribed by the preceding sentences shall not be permitted to the extent that the Administrator determines that payment in such manner may result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

Section 6.4	Rights as Shareholders
The Holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company or the Partnership to such Holders or book entries evidencing shares have been made.

Section 6.5	Ownership and Transfer Restrictions
The Administrator, in its sole discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement or other written agreement between the Company and the Holder and may be referred to on the certificates or book entries evidencing such shares.

Section 6.6	Notification Regarding Disposition
The Holder shall give the Company prompt written or electronic notice of any disposition of Common Shares acquired by exercise of an Incentive Share Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Common Shares to such Holder.
ARTICLE VII.
AWARD OF RESTRICTED SHARES

Section 7.1	Eligibility
Subject to the Award Limit and Director Limit, Restricted Shares may be awarded to any Eligible Individual.

Section 7.2	Award of Restricted Shares

(a)	The Administrator may from time to time, in its sole discretion:

(i)	Select from among Eligible Individuals (including Eligible Individuals who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Shares; and

(ii)
Determine the purchase price, if any, and other terms and conditions (including, without limitation, in the case of awards to Partnership Employees and Partnership Consultants, the mechanism for the transfer of the Restricted Shares and payment therefor, and any surrender of such Restricted Shares pursuant to Section 7.4) applicable to such Restricted Shares, consistent with the Plan.

(b)    The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that such purchase price, if any, shall be no less than the par value of the Common Shares to be purchased, unless otherwise permitted by applicable state law.
(c)    Upon the selection of an Eligible Individual to be awarded Restricted Shares, the Administrator shall instruct the Secretary to issue such Restricted Shares and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate.

Section 7.3	Rights as Shareholders
Subject to Section 7.4, upon delivery of the Restricted Shares to the Holder or the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 7.4. In addition, with respect to a Restricted Share with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Share vests.

Section 7.4	Restriction
All Restricted Shares issued under the Plan (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide, which restrictions and vesting requirements may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment or directorship with the Company, the Partnership or any Subsidiary, or performance of the Company, the Partnership or a Subsidiary or individual performance or other criteria selected by the Administrator; provided, however, that, except to the extent required with respect to Restricted Shares granted to Section 162(m) Participants to qualify as performance-based compensation under Section 162(m)(4)(C), by action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire. Except as otherwise provided by any written agreement between the Company, the Partnership or any Subsidiary, as applicable, and any applicable Holder or otherwise determined by the Administrator at the time of grant or thereafter, if no cash consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Shares shall lapse, and such Restricted Shares shall be surrendered to the Company, the Partnership or the Subsidiary, as applicable, without consideration, upon a Termination of Service.

Section 7.5	Repurchase of Restricted Shares
Except as otherwise provided by the individual Award Agreement, the Company, the Partnership or a Subsidiary shall have the right to repurchase from the Holder the Restricted Shares then subject to restrictions under the Award Agreement immediately upon a Termination of Service at a cash price per share equal to the lesser of (i) the Fair Market Value of a Common Share on the date of Termination of Service, and (ii) the price per share paid by the Holder for such Restricted Shares. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and, if applicable, the Company, the Partnership and the Subsidiaries shall not have a right of repurchase.

Section 7.6	Escrow
Except as otherwise provided in any Award Agreement, the Secretary or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Shares, if any, until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

Section 7.7	Legend
In order to enforce the restrictions imposed upon Restricted Shares hereunder, the Administrator shall cause a legend or legends to be placed on certificates or book entries evidencing all Restricted Shares that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.
ARTICLE VIII.
PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, SHARE PAYMENTS, DEFERRED SHARES,
DEFERRED SHARE UNITS, RESTRICTED SHARE UNITS, LTIP UNITS

Section 8.1	Eligibility
Subject to the Award Limit and Director Limit, one or more Performance Awards, award of Dividend Equivalents, awards of Deferred Shares, awards of Deferred Share Units or Restricted Share Units, Share Payments and/or LTIP Units may be granted to any Eligible Individual whom the Administrator determines should receive such an Award.

Section 8.2	Performance Awards
(a)    Any Eligible Individual selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Eligible Individual.
(b)    Without limiting Section 8.1 or 8.2(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective performance goals which are established by the Administrator and relate to one or more of the Performance Criteria, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to 162(m) Participants which are intended to be performance-based compensation under Section 162(m)(4)(C) shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Section 3.3. The maximum amount of any Performance Award payable to a 162(m) Participant under this Section 8.2(b) shall not exceed the Award Limit with respect to any calendar year. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to a Performance Award payable to a 162(m) Participant shall be determined on the basis of Applicable Accounting Standards.
(c)    Payment of the amount determined under Section 8.2 shall be in cash, in Common Shares or a combination of both, as determined by the Administrator. To the extent any payment under this Section 8.2 is effected in Common Shares, it shall be made subject to satisfaction of all provisions of Section 11.16.

Section 8.3	Dividend Equivalents
(a)    Subject to Section 8.3(b), Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Shares, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Common Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.
(b)    Notwithstanding the foregoing, no Dividend Equivalent shall be payable with respect to Options or Share Appreciation Rights.

Section 8.4	Share Payments
Any Eligible Individual selected by the Administrator may receive Share Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific criteria determined appropriate by the Administrator, determined on the date such Share Payment is made or on any date thereafter. Common Shares underlying a Share Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Share Payment shall have no rights as a Company shareholder with respect to such Share Payment until such time as the Share Payment has vested and the Common Shares underlying the Award have been issued to the Holder. Share Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

Section 8.5	Deferred Shares
Any Eligible Individual selected by the Administrator may be granted an award of Deferred Shares in the manner determined from time to time by the Administrator. The number of Deferred Shares shall be determined by the Administrator and may (but is not required to) be linked to the Performance Criteria or other specific criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Shares underlying a Deferred Share award will not be issued until the Deferred Share Award has vested and any other applicable conditions and/or criteria have been satisfied, pursuant to a vesting schedule or performance conditions and/or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Common Shares underlying the Award have been issued.

Section 8.6	Deferred Share Units; Restricted Share Units
Any Eligible Individual selected by the Administrator may be granted an award of Deferred Share Units or Restricted Share Units in the manner determined from time to time by the Administrator. The number and terms and conditions of Deferred Share Units or Restricted Share Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Deferred Share Units or Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company, the Partnership or a Subsidiary, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Common Shares underlying the Deferred Share Units or Restricted Share Units shall be issued, which dates shall not be earlier than the date as of which the Deferred Share Units or Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A or an exemption therefrom. On the distribution dates, the Company shall issue to the applicable Eligible Individual one unrestricted, fully transferable Common Share (or, in the sole discretion of the Administrator, the Fair Market Value of one such Common Share in cash) for each vested and nonforfeitable Deferred Share Units or Restricted Share Unit. Unless otherwise determined by the Administrator, a Holder of Deferred Share Units or Restricted Share Units shall possess no incidents of ownership with respect to the Common Shares represented by such Deferred Share Units or Restricted Share Units, unless and until such Common Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.

Section 8.7	LTIP Units
Any Eligible Individual selected by the Administrator may be granted an award of LTIP Units in the manner determined from time to time by the Administrator. The number and terms and conditions of LTIP Units shall be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Holder for the performance of services to or for the benefit of the Partnership (a) in the Holder’s capacity as a partner of the Partnership, (b) in anticipation of the Holder becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

Section 8.8	Term
The term, if any, of a Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, Deferred Shares, Share Payment and/or LTIP Units shall be set by the Administrator in its sole discretion.

Section 8.9	Exercise or Purchase Price
The Administrator may establish the exercise or purchase price of a Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, Deferred Share award, shares received as a Share Payment or award of LTIP Units; provided, however, that such price with respect to any Common Shares shall not be less than the par value of a Common Share, unless otherwise permitted by applicable law.

Section 8.10	Termination of Service
A Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, award of Deferred Shares, Share Payment and/or LTIP Units is exercisable, distributable or payable only while the Holder is an Eligible Individual; provided, however, that, except to the extent required with respect to Awards granted to Section 162(m) Participants to qualify as performance-based compensation under Section 162(m)(4)(C), the Administrator in its sole discretion may provide that the Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, award of Deferred Shares, Share Payment and/or LTIP Unit may be exercised, distributed or paid subsequent to a Termination of Service, or following a Change in Control, or because of the Holder’s retirement, death or disability, or otherwise.
ARTICLE IX.
SHARE APPRECIATION RIGHTS

Section 9.1	Grant of Share Appreciation Rights
(a)    The Administrator is authorized to grant Share Appreciation Rights to any Eligible Individual from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)    A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Common Share of the Share Appreciation Right from the Fair Market Value on the date of exercise of the Share Appreciation Right by the number of Common Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 9.1(c) hereof, the exercise price per Common Share subject to each Share Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Share Appreciation Right is granted.

(c)    Notwithstanding the foregoing provisions of Section 9.1(b) hereof to the contrary, in the case of a Share Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Share Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
Section 9.2    Share Appreciation Right Vesting
(a)    The Administrator shall determine the period during which the Holder shall vest in a Share Appreciation Right and have the right to exercise such Share Appreciation Rights (subject to Section 9.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Share Appreciation Right vests.
(b)    No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an Award Agreement or by action of the Administrator at the time of or following the grant of the Share Appreciation Right.
Section 9.3    Manner of Exercise
All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the share administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then-entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;
(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;
(c)    In the event that the Share Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right; and
(d)    Full payment of the applicable withholding taxes for the Common Shares with respect to which the Share Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Section 11.5 hereof.
Section 9.4    Share Appreciation Right Term
The term of each Share Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Share Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Share Appreciation Rights, which time period may not extend beyond the expiration date of the Share Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

Section 9.5    Payment
Payment of the amounts payable with respect to Share Appreciation Rights pursuant to this Article 9 shall be in cash, Common Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
Section 9.6    Expiration of Share Appreciation Right Term: Automatic Exercise of In-The-Money Share Appreciation Rights.
Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Share Appreciation Right Holder in writing to the Company, each Share Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per Common Share as of such date shall automatically and without further action by the Share Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company, the Partnership or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.5. For the avoidance of doubt, no Share Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per Common Share on the Automatic Exercise Date shall be exercised pursuant to this Section 9.6.
ARTICLE X.
ADMINISTRATION

Section 10.1	Compensation Committee
The Compensation Committee (or another committee or subcommittee of the Board or the Compensation Committee assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3, and with respect to Awards that are intended to be performance-based compensation as described in Section 162(m)(4)(C) of the Code, including Options and Share Appreciation Rights, then the Compensation Committee (or another committee or subcommittee of the Board or Compensation Committee assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Directors, appointed by and holding office at the pleasure of the Board, none of whom shall be an Employee and each of whom is both a “non-employee director” as defined by Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by applicable law, each of the individuals constituting the Compensation Committee (or another committee or subcommittee of the Board or Compensation assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 10.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.
Section 10.2    Duties and Powers of Committee
It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan, the Award Agreements and to adopt such rules for the administration, interpretation and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such interpretations and rules with respect to Incentive Share Options shall be consistent with the provisions of Section 422 of the Code. The Committee shall have the power to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely unless the consent of such Holder is obtained or such amendment is otherwise permitted under Section 11.15 or 11.17; provided, however, that neither the Committee nor the Board shall, without the approval of the shareholders of the Company, authorize (a) the amendment of any outstanding Option or Share Appreciation Right to reduce its exercise price or (b) any Option or Share

Appreciation Right to be canceled in exchange for cash or another Award (including other Options or Share Appreciation Rights) when the exercise price per share exceeds the Fair Market Value of the underlying Common Shares. Grants or Awards under the Plan need not be the same with respect to each Holder. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b‑3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (ii) the Board and Committee may delegate its authority hereunder to the extent permitted under Section 10.6.

Section 10.3	Majority Rule
Unless otherwise established by the Board or in any charter of the Committee, the Committee shall act by a majority of its members in attendance at a meeting where quorum is present or by a memorandum or other written instrument signed by all members of the Committee. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

Section 10.4	Compensation; Professional Assistance; Good Faith Actions
Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions, valuations reports and other information from any such persons and each member of the Committee shall be entitled to rely or act upon any advice, opinions, valuations, report or other information furnished to that member by any officer or other Employee. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.
Section 10.5    Authority of Administrator.
Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Common Shares or LTIP Units to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, legal consideration therefor, any Performance Criteria or other performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Shares, LTIP Units, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)    Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g)    Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other applicable law;
(h)    Decide all other matters that must be determined in connection with an Award;
(i)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;
(k)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and
(l)    Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 11.3.
Section 10.6    Delegation of Authority.
To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article IV; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Section 162(m) Participants with respect to Awards intended to qualify performance-based compensation under Section 162(m)(4)(C) or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 10.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE XI.
MISCELLANEOUS PROVISIONS

Section 11.1	Not Transferable

(a)    Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or, with the consent of the Administrator, pursuant to a DRO, unless and until such Awards have been exercised (if applicable), the shares underlying such Awards have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), unless and until such Award has been exercised, or the Common Shares underlying such Award have been issued, and all restrictions applicable to such Common Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    During the lifetime of the Holder, only he may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to the foregoing paragraph. After the death of the Holder (or transferee), any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement or other agreement, be exercised by the personal representative of, or by any person empowered to do so under, the deceased Holder’s (or transferee’s) will or under the then applicable laws of descent and distribution.
(c)    Notwithstanding Sections 11.1(a) and 11.1(b), the Administrator, in its sole discretion, may determine to permit a Holder (or a Permitted Transferee of such Holder) to transfer an Award other than an Incentive Share Option (unless such Incentive Share Option is to become a Non-Qualified Share Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Holder) other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable law and (C) evidence the transfer. In addition, and notwithstanding Sections 11.1(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Share Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Holder is considered the sole beneficial owner of the Incentive Share Option while it is held in the trust.
(d)    Notwithstanding Sections 11.1(a) and 11.1(b), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan or Award Agreement applicable to the Holder, except to the extent the Plan and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

Section 11.2	Amendment, Suspension or Termination of this Plan
Subject to Section 11.4, the Plan will expire on, and no Award may be granted pursuant to the Plan after April 4, 2024; and any Award outstanding on such date shall remain in force according to the terms of the applicable Award Agreement. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Section 11.3), (ii) permits the Administrator to grant Options or Share Appreciation Rights with an exercise price that is below Fair Market Value on the date of grant (other than Substitute Awards), (iii) permits the Administrator to extend the exercise period for an Option or Share Appreciation Right beyond ten years from the date of grant, (iv) reduces the price per share of any outstanding Options or Share Appreciation Rights granted under the Plan, or (iv) cancel any Option or Share Appreciation Right in exchange for cash or another Award (including other Options or Share Appreciation Rights) when the exercise price per share exceeds the Fair Market Value of the underlying Common Shares. The Award Limit may be increased by the Board or the Committee at any time and from time to time, and Awards may be granted with respect to a number of shares not in excess of such increased Award Limit; provided, however, that no such increase of the Award Limit shall be effective unless and until such increase is approved by the Company’s shareholders and if such approval is not obtained all Awards granted with respect to a number of shares in excess of the Award Limit in effect prior to such increase shall be canceled and shall become null and void. Except as provided in the Plan (including, without limitation, Sections 11.15 and 11.17), no amendment, suspension or termination of this Plan shall, without the consent of the Holder impair any rights or obligations under any Awards theretofore granted, unless the Award Agreement itself otherwise expressly so provides. No Award may be granted during any period of suspension or after termination of this Plan, and in no event may any Incentive Share Option be granted under this Plan after April 4, 2024.
Section 11.3    Changes in Common Shares, Partnership Units or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events
(a)    Subject to Section 11.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Shares, Partnership Units, other securities or other property), recapitalization, reclassification, share split, reverse share split, reorganization, merger, consolidation, split-up, spin‑off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Change in Control), or exchange of Common Shares, Partnership Units or other securities of the Company, issuance of warrants or other rights to purchase Common Shares, Partnership Units or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Shares or the share price of the Common Shares (other than an Equity Restructuring), then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i)
The number and kind of Common Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);

(ii)	The number and kind of Common Shares (or other securities or property) subject to outstanding Awards; and

(iii)	The terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto);

(iv)	The grant or exercise price with respect to any Award.
Any adjustment affecting an Award intended as performance-based compensation under Section 162(m)(4)(C) shall be made consistent with the requirements of Section 162(m) of the Code.

(b)    Subject to Section 11.3(e), except as otherwise provided in any Award Agreement, in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate thereof (including, without limitation, any Change in Control), or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)
To provide for either the termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.3, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)	To provide that the Award cannot vest, be exercised or become payable after such event;

(iii)
To provide that such Award shall be exercisable or payable or fully vested as to all Common Shares or other securities covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iv)
To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v)
To make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Shares or Deferred Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future; and

(vi)
To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all Restricted Shares or Deferred Shares may be terminated, and, in the case of Restricted Shares, some or all of such Restricted Shares may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 11.3(a) and 11.3(b):

(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)
The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Common Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of Common Shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 11.3(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)    The Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate or book entry, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(e)    With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(f)    The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(g)    No action shall be taken under this Section 11.3 which shall cause an Award to fail to be exempt from or comply with Section 409A.
(h)    In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Shares or the share price of a Common Share including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

Section 11.4	Approval of Plan by Shareholders
The Plan will be submitted for the approval of the Company’s shareholders on or prior to April 4, 2015. Awards may be granted or awarded after the Board’s adoption, but prior to shareholder approval, provided that, to the extent such Awards were granted after May 14, 2014, such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the Company’s shareholders, and provided further that if shareholder approval is not obtained within twelve months after the date of the Board’s adoption of this amendment and restatement, all Awards granted after May 14, 2014 shall thereupon be canceled and become null and void. If this amendment and restatement of the Plan is not approved by the Company’s shareholders within twelve months after the date of the Board’s adoption, (i) this amendment and restatement of the Plan will not become effective, (ii) no Awards shall be granted under this amendment and restatement of the Plan, and (iii) the Plan (as amended through May 14, 2010) will continue in full force and effect in accordance with its terms and expire on May 14, 2014 and any Award outstanding on May 14, 2014 shall remain in force according to the terms of the Plan (as amended through May 14, 2010) and the applicable Award Agreement. In addition, if the Board determines that Awards other than Options and Share Appreciation Rights which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which the Company’s shareholders previously approved the Performance Criteria.

Section 11.5	Tax Withholding
The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state, local, or foreign tax law to be withheld with respect to the issuance, vesting, exercise, payment or other taxable event related to any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company or the Partnership, as applicable, withhold Common Shares otherwise issuable under such Award (or allow the surrender of Common Shares) having a fair market value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Common Shares which may be withheld or surrendered with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of Common Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Common Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Common Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation.

Section 11.6	Loans
The Administrator may, in its discretion, extend one or more loans to Employees in connection with the exercise, vesting, settlement or receipt of an Award granted or awarded under the Plan, or the issuance of Common Shares with respect to an Award under the Plan. The terms and conditions of any such loan shall be set by the Administrator. Notwithstanding the foregoing, no loan shall be made under this Section to the extent such loan shall result in a violation of Section 409A or an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law. In the event that the Administrator determines in its discretion that any loan under this Section may be or will become prohibited by Section 13(k) of the Exchange Act or other applicable law, the Administrator may provide that such loan shall be immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

Section 11.7	Effect of Plan Upon Options and Compensation Plans
The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, the Partnership or any Subsidiary (i) to establish any other forms of incentives or compensation for Eligible Individuals or (ii) to grant or assume options or other rights or awards otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, securities or assets of any corporation, partnership, limited liability company, firm or association. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Section 11.8	Section 83(b) Election Prohibited
No Holder may make an election under Section 83(b) of the Code, or any successor section thereto, with respect to any award or grant under the Plan without the consent of the Administrator, which the Administrator may grant or withhold at its sole discretion.

Section 11.9	Grants of Awards to Certain Eligible Individuals
The Company, the Partnership and any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Common Shares and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Common Shares by the Holder, for the purpose of ensuring that the relationship between the Company and the Partnership or such Subsidiary remains at arm’s-length.

Section 11.10	Restrictions on Awards
This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not vest, be exercisable or be settled:
(a)    to the extent the grant, vesting, exercise or settlement of such Award could cause the Holder or any other person to be in violation of the Ownership Limit or the Preferred Share Ownership Limit (each as defined in the Company’s Articles of Incorporation, as amended from time to time) or any other provision of Article II(B)(4), II(H)(8), II(I)(9) or II(J)(10) of the Company’s Articles of Incorporation, as amended from time to time; or
(b)    if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such Award could result in income to the Company which, when considered in light of the Company’s other income, could cause the Company to fail to satisfy the gross income limitations set forth in Code Section 856(c) or otherwise impair the Company’s status as a REIT.

Section 11.11	Compliance with Laws
The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Common Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 11.12	Titles and Headings; References to Sections of the Code or Exchange Act
Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
Section 11.13    Governing Law
This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the state of North Carolina without regard to conflicts of laws thereof or of any other jurisdiction.
Section 11.14    Conflicts
Notwithstanding any other provision of the Plan, no Holder shall acquire or have any right to acquire any Common Shares, and shall not have other rights under the Plan, which are prohibited under the Company’s Articles of Incorporation, as amended from time to time.

Section 11.15    Section 409A
To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify any Holder for failure to do so) to adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) to comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section. Notwithstanding the foregoing, no provision of any Award or this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Holder or any other individual to the Company or any of its affiliates, employees or agents.

Section 11.16	Conditions to Issuance of Common Shares
(a)    Notwithstanding anything herein to the contrary, the Company and the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing Common Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Common Shares is in compliance with applicable law and the Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with applicable law.
(b)    All share certificates delivered pursuant to the Plan and all Common Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with applicable law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Common Shares.
(c)    The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    No fractional Common Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Common Shares or whether such fractional Common Shares shall be eliminated by rounding down.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by applicable law, the Company shall not deliver to any Holder certificates evidencing Common Shares issued in connection with any Award and instead such Common Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

Section 11.17	Forfeiture and Clawback
Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:
(a)    (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Shares underlying the Award, shall be paid to the Company or the Partnership, as applicable, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company, the Partnership or any Subsidiary and the Holder); and
(b)    All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Common Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, the Partnership or any Subsidiary, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

Section 11.18	No Right to Awards
No person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company, the Partnership, the Subsidiaries nor the Administrator is obligated to treat any Eligible Individuals, Holders or any other persons uniformly.

Section 11.19	Unfunded Status of Awards
The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company, the Partnership or any Subsidiary.

Section 11.20    Indemnification

To the extent allowable pursuant to applicable law, the Company’s Articles of Incorporation, as amended from time to time, or Bylaws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation, as amended from time to time, or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 11.21	Expenses
The expenses of administering the Plan shall be borne by the Company, the Partnership and its Subsidiaries.

Section 11.22	Paperless Administration
In the event that the Company or the Partnership establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

Section 11.23	Grant of Awards to Certain Eligible Individuals
The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Shares or other securities of the Company may be issued and by which such Common Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Common Shares or other securities by the Eligible Individual.

IN WITNESS WHEREOF, the parties below have caused the foregoing Plan to be approved by their officers duly authorized on April 4, 2014.

TANGER FACTORY OUTLET CENTERS, INC.
a North Carolina corporation

By: /s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

TANGER PROPERTIES LIMITED PARTNERSHIP
a North Carolina limited partnership

By: Tanger GP Trust
a Maryland business trust

Its General Partner

By: /s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

TangerOutlets

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2014.

Vote by Internet

- Go to **www.envisionreports.com/skt**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - William G. Benton	☐	☐	☐
02 - Bridget Ryan Berman	☐	☐	☐
03 - Donald G. Drapkin	☐	☐	☐
04 - Thomas J. Reddin	☐	☐	☐
05 - Thomas E. Robinson	☐	☐	☐
06 - Allan L. Schuman	☐	☐	☐
07 - Steven B. Tanger	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 16, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Chad D. Perry, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 16, 2014, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 4, 2014 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

PLEASE SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.